Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of September 25, 2014

between

THE FEDERAL HOME LOAN BANK OF DES MOINES

and

THE FEDERAL HOME LOAN BANK OF SEATTLE

i

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v

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		Page

8.7	Counterparts	65

8.8	Entire Agreement; No Third Party Beneficiaries	65

8.9	Governing Law	65

8.10	Severability	65

8.11	Assignment	66

8.12	Enforcement	66

8.13	WAIVER OF JURY TRIAL	66

Annex I	Certain Definitions

Exhibit A	Form of Organization Certificate of Continuing Bank

Exhibit B	Form of Bylaws of Continuing Bank

Exhibit C	Form of Capital Plan of Continuing Bank

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2014 (this “Agreement”), is entered into between the Federal Home Loan Bank of Des Moines, a federally chartered corporation (“FHLB Des Moines”), and the Federal Home Loan Bank of Seattle, a federally chartered corporation (“FHLB Seattle”). FHLB Des Moines and FHLB Seattle are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the boards of directors of FHLB Des Moines (the “FHLB Des Moines Board”) and FHLB Seattle (the “FHLB Seattle Board”) have authorized, approved, and declared it to be advisable and in the best interests of their respective Members to ratify, this Agreement and consummate the business combination transaction provided for herein in which FHLB Seattle would merge with and into FHLB Des Moines, with FHLB Des Moines as the Continuing Bank (the “Merger”);

WHEREAS, the FHLB Des Moines Board and the FHLB Seattle Board have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies, missions and goals; and

WHEREAS, FHLB Des Moines and FHLB Seattle desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Date of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction or waiver of the conditions set forth in Article VI (excluding those conditions that, by their nature, are to be satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing), FHLB Des Moines and FHLB Seattle shall cause the Merger to be consummated by submitting the Organization Certificate of the Continuing Bank, executed in accordance with section 1278.7(a)(2) of the FHFA Merger Rules, for endorsement by the FHFA Director pursuant to section 1278.7 of the FHFA Merger Rules. The Merger shall become effective upon (a) the last day of the month in which the Organization Certificate of the Continuing Bank is accepted by the FHFA Director as endorsed thereon or (b) such other date following the acceptance by the FHFA Director of the Organization Certificate as may be agreed to by the Parties or as may be designated by the FHFA Director in accordance with section 1278.7(b) of the FHFA Merger Rules (such date, the “Effective Date”); provided that in no event shall the Effective Date be later than the End Date.

1.2 Closing. The closing of the Merger (the “Closing”) will take place at such time on the Effective Date as set forth pursuant to the terms below. The Parties shall in good faith mutually agree upon the close of business on the month-end date following satisfaction or waiver of the conditions to Closing set forth in Article VI (excluding those conditions that by their nature, are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions as of the Closing) as the Effective Date; provided that if the Parties are unable to agree on the Effective Date, then the Effective Date shall be the earlier of (i) the close of business on the month-end date immediately following 120 days after the satisfaction or waiver of the conditions to Closing set forth in Article VI (excluding those conditions that by their nature, are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions as of the Closing) or (ii) the close of business on the month-end date immediately preceding the End Date; provided that, as of such date, the conditions to Closing set forth in Article VI (excluding those conditions that by their nature, are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions as of the Closing) shall have been satisfied or waived. The Closing shall be held at the offices of Morrison & Foerster LLP, McLean, Virginia, unless another place is agreed to in writing by the Parties.

1.3 Effects of the Merger. FHLB Des Moines shall be the Continuing Bank in the Merger. At the Effective Date, (a) FHLB Seattle shall be merged with and into FHLB Des Moines; (b) the Continuing Bank shall remain a body corporate operating under the Organization Certificate of the Continuing Bank with all powers granted to a FHLB under the FHLB Act; (c) the separate corporate existence of FHLB Seattle shall cease; (d) all the rights, titles, powers, privileges, books, records, assets, property, and franchises of FHLB Seattle shall vest in the Continuing Bank; (e) all debts, liabilities, obligations, restrictions, disabilities and duties of FHLB Seattle shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Continuing Bank; and (e) the Merger shall have the other effects set forth in section 1278.7(c) of the FHFA Merger Rules.

1.4 Organization Certificate, Bylaws and Capital Plan; Corporate Name. The Organization Certificate, Bylaws and Capital Plan of FHLB Des Moines, as amended in the forms attached hereto as Exhibits A, B and C, respectively (subject, in the case of the Capital Plan of the Continuing Bank, to the proviso of the first sentence of Section 5.7(a)), or in such other forms as may be agreed upon by the Parties in accordance with Section 5.7(a), shall be the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank upon consummation of the Merger. The Continuing Bank shall be known as and operate under the name “Federal Home Loan Bank of Des Moines”.

1.5 Members. Each Member of FHLB Seattle immediately prior to the Effective Date shall, upon consummation of the Merger at the Effective Date: (a) automatically cease to be a Member of FHLB Seattle, (b) have no rights as a Member of FHLB Seattle other than the rights to receive the FHLB Des Moines Stock as the Merger consideration pursuant to Section 2.1(b), and (c) automatically become a Member of the Continuing Bank.

1.6 Directors and Officers. Upon consummation of the Merger, at the Effective Date, the directors and officers of the Continuing Bank shall be as set forth in Section 5.7.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT BANKS

2.1 Effect on FHLB Seattle Stock. As of the Effective Date, by virtue of the Merger and without any action on the part of FHLB Des Moines, FHLB Seattle or the holder of any of the following capital stock:

(a) each share of FHLB Seattle Class A Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) fully paid and nonassessable share of FHLB Des Moines Class A Stock;

(b) each share of FHLB Seattle Class B Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) fully paid and nonassessable share of FHLB Des Moines Class B Stock, and each such share shall be designated as a share of FHLB Des Moines Class B Membership Stock or FHLB Des Moines Activity Stock, as applicable, in accordance with the Capital Plan of the Continuing Bank; and

(c) no shares of FHLB Seattle Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each FHLB Seattle Certificate shall thereafter represent solely the shares of FHLB Des Moines Class A Stock, FHLB Des Moines Class B Membership Stock or FHLB Des Moines Class B Activity Stock, as applicable, into which such FHLB Seattle Stock has been converted.

2.2 Effect on FHLB Des Moines Stock. Each share of FHLB Des Moines Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding following the Effective Date as shares of the Continuing Bank.

2.3 Book-Entry Notation. As soon as reasonably practicable following the Effective Date, the Continuing Bank, as the stock transfer agent (the “Exchange Agent”), shall make such book-entry notations and undertake such other administrative actions as it deems necessary or advisable to properly reflect on the stock books of the Continuing Bank the stock ownership of the Members of the Continuing Bank who were Members of FHLB Seattle immediately prior to the Effective Date, after giving effect to the automatic conversion of FHLB Seattle Stock into FHLB Des Moines Stock pursuant to Section 2.1.

2.4 No Further Ownership Rights; No Liability for Escheat. All shares of FHLB Des Moines Stock issued upon conversion of shares of FHLB Seattle Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FHLB Seattle Stock. None of FHLB Des Moines, FHLB Seattle, the Exchange Agent or the Continuing Bank shall be liable to any holder of shares of FHLB Seattle Stock for shares of FHLB Des Moines Stock or dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5 Tax Treatment. The parties intend that for U.S. federal income Tax purposes the Merger shall qualify as a reorganization under Section 368(a) of the Code and adopt this Agreement as the plan of reorganization within the meaning of Sections 354 and 361 of the Code and Section 1.368-2(g) of the United States Treasury Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of FHLB Seattle. Except, with respect to any subsection of this Section 3.1, as set forth in the FHLB Seattle SEC Documents (other than any exhibits thereto (other than press releases), any disclosures in any “Risk Factors” section contained therein, and any predictive, cautionary or forward looking disclosures contained under the captions “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or the correspondingly identified subsection of the disclosure schedule delivered by FHLB Seattle to FHLB Des Moines concurrently herewith (the “FHLB Seattle Disclosure Schedule”), it being understood that any exception or disclosure set forth in any part or subpart of FHLB Seattle Disclosure Schedule will be deemed an exception or disclosure, as applicable, with respect to: (a) the corresponding section or subsection of this Section 3.1; and (b) any other section or subsection of this Section 3.1 with respect to which the relevance or applicability of such exception or disclosure is reasonably apparent on the face of such disclosure, FHLB Seattle represents and warrants to FHLB Des Moines as follows:

(a) Organization, Standing and Power. FHLB Seattle is a federally chartered corporation created under the authority of the FHLB Act, is duly organized, validly existing and in good standing under the federal law, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. The copies of the Organization Certificate, Capital Plan and Bylaws of FHLB Seattle, which have been previously furnished to FHLB Des Moines, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure; Members.

(i) FHLB Seattle is authorized to issue two classes of FHLB Seattle Stock, consisting of FHLB Seattle Class A Stock and FHLB Seattle Class B Stock. As of the close of business on August 31, 2014, 24,982,432 shares of FHLB Seattle Stock, consisting of 458,407 shares of FHLB Seattle Class A Stock held by 77 Members, 507,758 shares of FHLB Seattle Class A Stock held by 12 non-Members, 10,975,233 shares of FHLB Seattle Class B Stock held by 322 Members and 13,041,034 shares of FHLB Seattle Class B Stock held by 35 non-Members, were issued and outstanding. Of the outstanding shares, as of the close of business on August 31, 2014, 87,682 shares of FHLB Seattle Class A Stock held by 7 Members, 507,758 shares of FHLB Seattle Class A Stock held by 12 non-Members, 2,789,794 shares of FHLB Seattle Class B Stock held by 37 Members and 13,041,034 shares of FHLB Seattle Class B Stock held by 35 non-Members were reclassified for financial reporting purposes from capital stock to mandatorily redeemable capital stock (collectively, the “Mandatorily Redeemable FHLB Seattle Stock”). As of August 31, 2014, 1,866,832 shares of Mandatorily Redeemable FHLB Seattle Stock held by 32 Members and 7,372,129 shares of Mandatorily Redeemable FHLB Seattle Stock held by 29 non-Members (of which 354,321 shares held by 4 non-Members are required to be held to support bank activity) consisted of Mandatorily Redeemable FHLB Seattle Stock that is past the end of the contractual redemption period as a result of restrictions imposed by the FHFA that limits FHLB Seattle’s ability to redeem FHLB Seattle Stock (collectively, the

“Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock”). Effective as of June 1, 2009, the FHLB Seattle Board has suspended the issuance of FHLB Seattle Class A Stock to support new advances, which suspension remains in full force and effect. As of the close of business on August 31, 2014, FHLB Seattle had outstanding an aggregate of 873,245 shares of FHLB Seattle Class A Stock and 17,208,513 shares of FHLB Seattle Class B Stock consisting of Excess Stock. As of August 31, 2014, approximately $67.504 million of outstanding Advances and other Loans were obtained by Members of FHLB Seattle using Excess Stock of FHLB Seattle.

(ii) Except for the outstanding shares of FHLB Seattle Stock, there are no shares of capital stock or other equity securities of FHLB Seattle issued, reserved for issuance or outstanding. All outstanding shares of FHLB Seattle Stock have been duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law, the Organizational Documents of FHLB Seattle or any contract to which FHLB Seattle is a party or otherwise bound. None of the outstanding FHLB Seattle Stock or other securities of FHLB Seattle was issued in violation of the Capital Plan of FHLB Seattle in effect at the time of such issuance, the Securities Act, the FHLB Act, the FHFA Regulations or any other Applicable Law. The outstanding shares of the FHLB Seattle Stock have the rights, terms and preferences applicable to such FHLB Seattle Stock as set forth in the FHLB Seattle Capital Plan. Each share of FHLB Seattle Stock has been issued and, if applicable, transferred only at par value of $100.00 per share.

(iii) Except as contemplated by this Agreement and as provided in the FHLB Seattle Capital Plan, there is no (A) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of FHLB Seattle; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of FHLB Seattle; (C) contract under which FHLB Seattle is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (D) agreement with a Member, voting trust or other agreement, arrangement, contract or understanding, in each case, that may affect the exercise of voting, the right to receive any economic benefit or any other rights with respect to the capital stock of FHLB Seattle.

(iv) All redemptions and repurchases of FHLB Seattle Stock have been undertaken by FHLB Seattle in compliance in all material respects with the Capital Plan of FHLB Seattle then in effect at the time of such redemption or repurchase and the FHLB Act, the FHFA Regulations and any other Applicable Law.

(v) FHLB Seattle has no Subsidiaries.

(vi) As of the close of business on August 31, 2014, FHLB Seattle had 322 Members, 8 Housing Associates, and 37 non-Member shareholders awaiting redemption of their FHLB Seattle Stock by FHLB Seattle in the amount set forth in Schedule 3.1(b)(vi) of the FHLB Seattle Disclosure Schedule, whether as a result of merger or acquisition by a non-Member institution or otherwise.

(c) Authority; No Conflict; Regulatory Approvals.

(i) FHLB Seattle has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Seattle Vote and the Requisite Regulatory Approvals, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FHLB Seattle, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Seattle Vote. This Agreement has been duly executed and delivered by FHLB Seattle and constitutes a valid and binding obligation of FHLB Seattle, enforceable against FHLB Seattle in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (other than Permitted Liens) on any material assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Organizational Documents of FHLB Seattle, or (B) except as set forth in Schedule 3.1(c)(ii) of the FHLB Seattle Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any Loan or credit agreement, note, mortgage, indenture, lease, FHLB Seattle Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Law applicable to FHLB Seattle or its properties or assets, which Violation, in the case of clause (B) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle or the Continuing Bank.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (acting in any capacity) is required by or with respect to FHLB Seattle in connection with the execution and delivery of this Agreement by FHLB Seattle or the consummation by FHLB Seattle of the Merger or the other transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle or the Continuing Bank, except for (A) the joint filing and submission of a merger application by FHLB Seattle and FHLB Des Moines (the “Merger Application”), together with the Organizational Documents of the Continuing Bank, the Disclosure Statement and such other documents and filings as may be necessary to obtain the FHFA’s approval of the Merger, in accordance with the FHFA Merger Rules, and approval or non-objection of the same by the FHFA to the extent required by the FHFA Merger Rules or other Applicable Law (collectively, the “FHFA Approvals”); and (B) if applicable, the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and its implementing regulations, and such filings as are necessary to comply with any other applicable antitrust laws, and any waiting period applicable to the consummation of the Merger under such laws shall have expired or been terminated or any approval under such laws shall have been received (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”).

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) FHLB Seattle has filed all reports, schedules, registration statements and other documents required under Applicable Law to be filed by it with the SEC since December 31, 2011 (the “FHLB Seattle SEC Documents”). FHLB Seattle has delivered or made available to FHLB Des Moines true, correct and complete copies of all FHLB Seattle SEC Documents, all comment letters received by FHLB Seattle from the SEC since December 31, 2011, all responses to such comment letters by or on behalf of FHLB Seattle and all other correspondence since December 31, 2011 between the SEC and FHLB Seattle, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website (“EDGAR”). As of their respective dates of filing with the SEC (except to the extent corrected (A) in the case of FHLB Seattle SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date hereof, by the filing or furnishing of the applicable amending or superseding FHLB Seattle SEC Document, and (B) in the case of FHLB Seattle SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Date, by the filing or furnishing of the applicable amending or superseding FHLB Seattle SEC Document), the FHLB Seattle SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHLB Seattle SEC Documents, and none of the FHLB Seattle SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of FHLB Seattle included in the FHLB Seattle SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the financial position of FHLB Seattle and the results of operations, changes in Members’ equity and cash flows of FHLB Seattle as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in FHLB Seattle SEC Documents since FHLB Seattle’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(ii) Since December 31, 2011, FHLB Seattle has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Law with the FHFA and any other applicable Governmental Authority (other than the SEC, with respect to which such matters are addressed in Section 3.1(d)(i)), and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. As of their respective dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing, but without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the financial statements of FHLB Seattle included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle, FHLB Seattle does not have, and since June 30, 2014, FHLB Seattle has not incurred (except to the extent permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in FHLB Seattle’s financial statements in accordance with GAAP).

(e) Information Supplied. None of the information supplied or to be supplied by FHLB Seattle for inclusion or incorporation by reference in the Disclosure Statement will, at the date of mailing to Members of FHLB Seattle (or as of the date of any amendment, incorporation or supplement to the Disclosure Statement from time to time thereafter as contemplated by this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement will comply as to form in all material respects with the requirements of the FHFA Merger Rules, except that no representation or warranty is made by FHLB Seattle with respect to statements made or incorporated by reference therein based on information supplied by FHLB Des Moines for inclusion or incorporation by reference in the Disclosure Statement.

(f) Permits; Compliance with Applicable Law; Agreements with Regulators.

(i) FHLB Seattle holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the operation of its businesses (the “FHLB Seattle Permits”), the FHLB Seattle Permits are in full force and effect and FHLB Seattle is in compliance with the terms of the FHLB Seattle Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle.

(ii) (A) FHLB Seattle is conducting, and has conducted at all times since December 31, 2011, its business in compliance in all material respects with all Applicable Laws applicable to FHLB Seattle or to the employees conducting such business (including the FHLB Act, the FHFA Regulations, the SOX Act, the USA PATRIOT Act of 2001, any applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Law, and all applicable fair lending and other discrimination-related statutes, rules or regulations); and (B) since December 31, 2011, FHLB Seattle has received no written notification from any Governmental Authority (x) asserting that FHLB Seattle is not in current compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (y) threatening to revoke any FHLB Seattle Permit.

(iii) Except as set forth in Schedule 3.1(f)(iii) of the FHLB Seattle Disclosure Schedule: (A) FHLB Seattle is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts materially the conduct of its business, restricts in any way its ability to issue, repurchase or redeem capital stock, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management; and (B) FHLB Seattle has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), nor does FHLB Seattle have any Knowledge of any other facts which would reasonably be expected to give rise to the issuance by any Governmental Authority of, any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. FHLB Seattle is in compliance in all material respects with all of the foregoing so listed (or required to be listed) in Schedule 3.1(f)(iii) of the FHLB Seattle Disclosure Schedule.

(g) Books and Records; Accounting and Internal Controls.

(i) The minute books of FHLB Seattle have been kept in the ordinary course of business and are complete and reflect in all material respects the corporate action taken by its Members, the FHLB Seattle Board and each committee of the FHLB Seattle Board and are in compliance in all material respects with all Applicable Laws. True, correct and complete copies of all such minute books kept by FHLB Seattle since December 31, 2011 have been made available to FHLB Des Moines.

(ii) The records, systems, controls, data and information of FHLB Seattle are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FHLB Seattle (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(iii) FHLB Seattle has implemented and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with

GAAP, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv) FHLB Seattle has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by FHLB Seattle in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to FHLB Seattle’s management, including its chief executive officer and chief accounting and administrative officer (who, for purposes of FHLB Seattle’s disclosure controls and procedures performs similar functions as a principal financial officer), as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to FHLB Seattle’s auditors and the audit committee of the FHLB Seattle Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect FHLB Seattle’s ability to record, process, summarize and report financial data and have identified for FHLB Seattle’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in FHLB Seattle’s internal controls. FHLB Seattle has made available to FHLB Des Moines a summary of any such disclosure made by management to FHLB Seattle’s auditors and audit committee since December 31, 2011.

(v) Since December 31, 2011, neither FHLB Seattle nor, to the Knowledge of FHLB Seattle, any director, officer, employee, auditor, accountant or representative of FHLB Seattle has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FHLB Seattle or its internal control over financial reporting, including any complaint, allegation, assertion or claim that FHLB Seattle has engaged in questionable accounting or auditing practices.

(h) Legal and Governmental Proceedings. Schedule 3.1(h) of the FHLB Seattle Disclosure Schedule lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which FHLB Seattle is a party, either directly, indirectly or in a fiduciary capacity. As of the date hereof, there is no action, suit, claim, proceeding instituted or pending or, to of Knowledge FHLB Seattle, threatened against FHLB Seattle or against any asset, interest or right of FHLB Seattle which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle.

(i) Absence of Certain Changes or Events. From December 31, 2013 through the date of this Agreement: (i) FHLB Seattle has conducted its business in the ordinary course consistent with its past practices; (ii) there has not been any change, circumstance or event

(including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle; and (iii) there has not been (A) any action or event of the type that would have required the consent of FHLB Des Moines under Section 4.1 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of FHLB Seattle (whether or not covered by insurance).

(j) Certain Agreements. Except as set forth in Schedule 3.1(j) of the FHLB Seattle Disclosure Schedule and except for this Agreement and any agreements with respect to (A) Advances made or renewed by FHLB Seattle, (B) Loans purchased by FHLB Seattle, (C) letters of credit issued by FHLB Seattle on behalf of Members, (D) deposit liabilities incurred by FHLB Seattle, (E) consolidated obligation bonds and consolidated obligation discount notes, including those bonds and notes for which FHLB Seattle remains primarily liable, (F) any Derivative Contracts or (G) any lease, contract, agreement, arrangement, commitment or understanding entered into after the date hereof in accordance with Section 4.1, in each case, entered into in the ordinary course of business consistent with past practice and in accordance with Applicable Laws, FHLB Seattle is not a party to or bound by any contract, arrangement, commitment or understanding:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which limits the ability of FHLB Seattle to issue capital stock, declare dividends or other distributions on capital stock, or redeem or repurchase capital stock;

(iii) which limits the ability of FHLB Seattle to engage in its business, or compete in any line of business, in any geographic area or with any Person, other than (A) any limitation or requirement imposed on the FHLB Seattle by the FHLB Act or the FHFA Regulations; or (B) any limitation or requirement that would not reasonably be expected to be material to FHLB Seattle;

(iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v) in the case of a FHLB Seattle Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) which would prohibit or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) which is a consulting agreement or a data processing, software programming or licensing contract, in each case, involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by FHLB Seattle on sixty (60) days or less notice without cause and without any required payment or other conditions (other than the condition of notice));

(viii) consisting of real property leases;

(ix) consisting of agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business;

(x) which is a Derivative Contract;

(xi) which relates to the incurrence of Indebtedness; or

(xii) which is not of the type described in clauses (i) through (xi) above and which involved payments by, or to, FHLB Seattle in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $250,000 (other than any such contracts which are terminable by FHLB Seattle on 60 days or less notice without cause and without any required payment or other conditions (other than the condition of notice)).

FHLB Seattle has previously made available to FHLB Des Moines complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(j) and in effect as of the date hereof (collectively referred to herein as the “FHLB Seattle Contracts”). All of the FHLB Seattle Contracts constitute valid and binding obligations of FHLB Seattle (except to the extent they have expired or been terminated in accordance with their terms), enforceable against FHLB Seattle in accordance with their respective terms, subject to the Enforceability Exception. Neither FHLB Seattle nor, to the Knowledge of FHLB Seattle, any of the other parties thereto, is in material breach of any provision of, and no event or condition exists, with or without notice, lapse of time or both, that would constitute a material default under the provisions of, any FHLB Seattle Contract.

(k) Advances; Other Loans; Allowance for Loan Losses; Letters of Credit.

(i) As of August 31, 2014, FHLB Seattle had outstanding an aggregate of approximately $9.930 billion in Advances at par value to 134 Members, 7 non-Member shareholders and 1 Housing Associate, and approximately $698.443 million of mortgage loans at par value held for portfolio under the Mortgage Purchase Program of FHLB Seattle, net of real estate owned. FHLB Seattle has purchased no mortgage loans since December 31, 2006. FHLB Seattle neither originates nor holds any Loans other than Advances and single-family mortgage loans purchased from Members of FHLB Seattle prior to or on December 31, 2006 pursuant to the Mortgage Purchase Program (MPP) of FHLB Seattle. Each Advance is originated or renewed by FHLB Seattle in all material respects in accordance with the terms of an Advance agreement in substantially the form previously provided to FHLB Des Moines. Each outstanding Loan of FHLB Seattle is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each outstanding Loan of FHLB Seattle has been administered and, where applicable, serviced in all material respects in accordance with the terms of the Advance agreement or other Loan, credit or security documents, the written underwriting standards of FHLB Seattle, the FHLB Act, the FHFA Regulations and all other Applicable Law.

(ii) For each Advance it has originated or renewed, FHLB Seattle has obtained and maintained a security interest in eligible collateral, all in accordance with the FHLB Act and the FHFA Regulations in all material respects. FHLB Seattle has perfected its security interest in eligible collateral for each Advance by filing a UCC-1 Financing Statement, or such other appropriate form of Lien, or by maintaining physical possession of collateral, either directly or through its agent, in accordance with the applicable forms of collateral/security agreements attached as Schedule 3.1(k)(ii) of the FHLB Seattle Disclosure Schedule, the FHLB Act and the FHFA Regulations in all material respects.

(iii) FHLB Seattle’s allowance for loan losses is in compliance in all material respects with FHLB Seattle’s existing methodology for determining the adequacy of such allowance and the standards established by applicable Governmental Authorities, and such allowance for loan losses is, and as of the Effective Date will be, in conformity with all such standards.

(iv) For the year ended December 31, 2013 and the six months ended June 30, 2014, participating Members of FHLB Seattle delivered $6.0 million and $7.7 million, respectively, of mortgage loans to the FHLB of Chicago under the MPF Program. FHLB Seattle is in compliance in all material respects with the terms of the MPF Program.

(v) As of August 31, 2014, FHLB Seattle had outstanding letters of credits issued to 20 Members, zero non-Members and zero Housing Associates, in an aggregate amount of approximately $375.787 million. FHLB Seattle does not offer or provide any other form of credit support on behalf of its Members. Each outstanding letter of credit has been issued by FHLB Seattle in accordance in all material respects with the written underwriting standards of FHLB Seattle, the FHLB Act, the FHFA Regulations and all other Applicable Law. Each outstanding letter of credit has been fully collateralized by FHLB Seattle with eligible collateral at the time of issuance, which has been perfected by FHLB Seattle, in each case, in accordance in all material respects with the FHLB Act and the FHFA Regulations.

(l) Investment Portfolio; Deposits.

(i) All investment securities held by FHLB Seattle, as reflected in the financial statements of FHLB Seattle, are carried in accordance with GAAP and in compliance with the credit risk management policies of FHLB Seattle, the FHLB Act and the FHFA Regulations, including those regulations restricting or prohibiting investments in certain securities. FHLB Seattle has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien (other than Permitted Liens).

(ii) All of the deposits held by FHLB Seattle (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies and procedures of FHLB Seattle and (ii) all Applicable Law, including anti-money laundering requirements. The deposit agreements and other documents relating to the deposit accounts of FHLB Seattle are in FHLB Seattle’s possession or reasonably available to FHLB Seattle at the Effective Date.

(m) Adequacy of Capital; Compliance with Capital Agreement.

(i) FHLB Seattle’s risk-based capital, total regulatory capital-to-assets ratio and leverage capital-to-assets ratio are in compliance with the requirements of the FHFA Regulations and the Capital Plan of FHLB Seattle.

(ii) FHLB Seattle has allocated and set aside out of its net income as restricted retained earnings the amounts required by the Capital Agreement and otherwise is in compliance in all material respects with its other obligations under the Capital Agreement.

(n) Debt Financing. FHLB Seattle has not incurred, created or assumed any Indebtedness (or modified any of the material terms of any such outstanding Indebtedness), guaranteed any Indebtedness or issued or sold any debt securities or warrants or rights to acquire any debt securities of FHLB Seattle or guaranteed any debt securities of others, other than consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Seattle is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in accordance with Applicable Law. Each outstanding consolidated obligation bond and consolidated obligation discount note for which FHLB Seattle is the primary obligor constitutes the valid and legally binding obligation of FHLB Seattle enforceable in accordance with its terms, subject to the Enforceability Exceptions. FHLB Seattle is not in breach in any material respect of its obligations with respect to any such outstanding consolidated obligation bond and consolidated obligation discount note.

(o) Derivatives. All equity, interest rate, interest rate exchange agreements, foreign exchange or other swap, forward, future, option, cap, floor, hedges, collars agreements and other off-balance sheet or derivative arrangements (each, a “Derivative Contract”), whether entered into for FHLB Seattle’s own account, or for the account of its customers, were entered into in accordance with customary business practices, the risk management policies and procedures of FHLB Seattle, and all Applicable Law. Each Derivative Contract of FHLB Seattle constitutes the valid and legally binding obligation of FHLB Seattle enforceable in accordance with its terms subject to the Enforceability Exceptions, and is in full force and effect. Neither FHLB Seattle nor, to the Knowledge of FHLB Seattle, any other party thereto, is in material breach of any of its obligations under any Derivative Contract of FHLB Seattle. The financial position of FHLB Seattle under or with respect to each such Derivative Contract has been reflected in the books and records of FHLB Seattle in accordance with GAAP applied on a consistent basis.

(p) Insurance. Set forth in Schedule 3.1(p) of the FHLB Seattle Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by FHLB Seattle. All such insurance policies and bonds are in full force and effect and FHLB Seattle is not in material default under any such policy or bond. Except as set forth in Schedule 3.1(p) of the FHLB Seattle Disclosure Schedule, as of the date hereof, there are no pending claims, and no event or condition exists, with or without notice, lapse of time or both, that would reasonably be expected to give rise to any claims, in each case, (i) in excess of $100,000 under any of such insurance policies or bonds or (ii) as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(q) Benefit Plans.

(i) With respect to each material employee benefit plan (including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each material severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any current or former employee, officer or director of FHLB Seattle has any present or future right to benefits, and which is sponsored, maintained or contributed to by FHLB Seattle, or with respect to which FHLB Seattle has any present or future liability (the “FHLB Seattle Benefit Plans”), FHLB Seattle has made available to FHLB Des Moines a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS, if applicable, and, where applicable, the related audited financial statements thereof, (B) such FHLB Seattle Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such FHLB Seattle Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each FHLB Seattle Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS, if applicable, with respect to any FHLB Seattle Benefit Plan qualified under Section 401(a) of the Code, if applicable.

(ii) Except as listed on Schedule 3.1(q)(ii) of the FHLB Seattle Disclosure Schedule, none of the FHLB Seattle Benefit Plans are subject to Title IV of ERISA.

(iii) Neither FHLB Seattle nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute to any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”), or a multiple employer plan (within the meaning of Section 413(c) of the Code, or 29 CFR Section 2530.210(c) (a “Multiple Employer Plan”) other than those listed on Schedule 3.1(q)(ii) of the FHLB Seattle Disclosure Schedule (collectively the “FHLB Seattle Multiple Employer Plans”). Except as would not have a Material Adverse Effect on FHLB Seattle, neither FHLB Seattle nor any of its ERISA Affiliates has incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from any Multiemployer Plan or Multiple Employer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, under the terms of any such pension plan or any agreement entered into in connection with any such pension plan, or premiums due to the PBGC under Title IV of ERISA. Except as would not have a Material Adverse Effect on FHLB Seattle, with respect to the FHLB Seattle Multiple Employer Plans, (A) neither FHLB Seattle nor any of its ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, and no event has occurred with respect to a FHLB Seattle Multiple Employer Plan (or any other Multiemployer Plan or Multiple Employer Plan to which FHLB Seattle or any of its ERISA Affiliates has at any time had an obligation to contribute) that reasonably can be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined in Title IV of ERISA) with respect to such FHLB Seattle Multiple Employer Plan, which could reasonably be expected to result in any liability to FHLB Seattle or any of its ERISA Affiliates; (B) neither FHLB Seattle nor any of its ERISA Affiliates has received any notice that a FHLB Seattle Multiple Employer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that a FHLB Seattle Multiple Employer Plan is or may become insolvent; (C) neither FHLB Seattle nor any of its ERISA Affiliates has failed to make any required contributions to a FHLB Seattle Multiple Employer Plan; (D) to the Knowledge of FHLB Seattle, no FHLB Seattle Multiple Employer Plan is a party to any pending merger or asset or liability transfer; (E) to the Knowledge of FHLB Seattle, there are no PBGC proceedings against or affecting any FHLB Seattle Multiple Employer Plan; and (F) neither FHLB Seattle nor any of its ERISA Affiliates has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

(iv) Except as set forth in Schedule 3.1(q)(iv) of the FHLB Seattle Disclosure Schedule, FHLB Seattle has no potential, contingent or actual liability for providing, under any FHLB Seattle Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(v) Except as would not have a Material Adverse Effect on FHLB Seattle, each FHLB Seattle Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2010 through the date hereof.

(vi) Each FHLB Seattle Benefit Plan has at all times been maintained, administered, operated and funded in accordance with its terms and in compliance with all applicable requirements of all Applicable Laws, except for any instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. With respect to the FHLB Seattle Benefit Plans, individually and in the aggregate, nothing has occurred and, to the Knowledge of FHLB Seattle, there exists no condition or set of circumstances in connection with which FHLB Seattle could be subject to any liability under any Applicable Law, or pursuant to any indemnification agreement, which liability would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. To the Knowledge of FHLB Seattle, except as would not have a Material Adverse Effect on FHLB Seattle, nothing has occurred, or is reasonably expected to occur, that could reasonably be expected to adversely affect the qualification or exemption of any FHLB Seattle Benefit Plan that is intended to qualified under Section 401(a) of the Code or its related trust or group annuity contract.

(vii) Except as set forth in Schedule 3.1(q)(vii) of the FHLB Seattle Disclosure Schedule, no FHLB Seattle Benefit Plan exists that could result in the payment to any present or former employee of FHLB Seattle of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of FHLB Seattle as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii) None of the assets of any FHLB Seattle Benefit Plan are invested in employer securities or employer real property.

(ix) Except as would not have a Material Adverse Effect on FHLB Seattle, with respect to each of the FHLB Seattle Benefit Plans, all contributions or premium payments due and payable on or before the Effective Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(r) Properties. FHLB Seattle (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the FHLB Seattle SEC Documents filed prior to the date hereof as being owned by FHLB Seattle or acquired after the date thereof which are material to FHLB Seattle’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FHLB Seattle SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FHLB Seattle’s Knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. All tangible assets owned or used by FHLB Seattle are, and on the Effective Date will be: (x) adequate for the conduct of FHLB Seattle’ business as currently conducted in all material respects and (y) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition, subject to normal wear and tear and maintenance requirements, except, in the case of preceding clauses (x) and (y), where such failure would not materially impair the operations of FHLB Seattle as presently conducted or the Continuing Bank at the Effective Date.

(s) Intellectual Property. FHLB Seattle owns or has a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “FHLB Seattle Intellectual Property”) necessary to carry on its business substantially as currently conducted, except where such failures to own or validly license such FHLB Seattle Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. FHLB Seattle has not, since January 1, 2011, received any notice of unauthorized use, infringement or misappropriation of or conflict with, and to the Knowledge of FHLB Seattle, there is no unauthorized use, infringement or misappropriation of or conflict with, the rights of any Person anywhere in the world with respect to the ownership or use of any FHLB Seattle Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. FHLB Seattle has not, since January 1, 2011, issued any notice or claim to a third party alleging unauthorized use, infringement or misappropriation of any FHLB Seattle Intellectual Property by any third party, employee or former employee, and to the Knowledge of FHLB Seattle, no third party has infringed, violated or misappropriated any rights in the FHLB Seattle Intellectual Property.

(t) Tax Matters; AHP Assessments.

(i) FHLB Seattle is exempt from federal income taxes under the provisions of 12 U.S.C. 1433, is not required to file a state or federal income Tax Return, and is otherwise exempt from all other federal, state and local taxation other than real property Taxes.

(ii) Except for real property Taxes and except as disclosed in Schedule 3.1(t) of the FHLB Seattle Disclosure Schedule, FHLB Seattle has no material liability for Taxes. All material Taxes that FHLB Seattle is required by Applicable Law to have paid, withheld or collected have been duly paid, withheld or collected (taking into account any permitted extensions) and, to the extent required by Applicable Law, have been paid to the proper Governmental Authority or other Person. No written or, to the Knowledge of FHLB Seattle, other notice of any deficiency or pending audit with respect to Taxes that (A) has been proposed, asserted or assessed against FHLB Seattle and (B) has not previously been paid, has been received by FHLB Seattle.

(iii) FHLB Seattle (A) (x) is not a party to any Tax sharing agreement, or similar agreement regarding the allocation of Tax attributes, exemptions, or liabilities or any agreement under which FHLB Seattle may be required to pay, reimburse or indemnify any other Person for Taxes that may be imposed on such Person, and (y) has no obligation to any other Person under such an agreement to which it previously had been a party; and (B) is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns.

(iv) FHLB Seattle maintains no compensation plans, programs, agreements or arrangements the payments under which, if FHLB Seattle were subject to federal income Tax, would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code (without regard to Sections 280G(b)(4)(A) and 280G(b)(5)) and the regulations issued thereunder.

(v) FHLB Seattle has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(vi) FHLB Seattle is not and has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(vii) FHLB Seattle has recorded and set aside assessments for the AHP in the amounts required by its AHP and otherwise is in compliance in all material respects with its other obligations under its AHP and the rules and regulations governing its AHP.

(u) Environmental Matters. FHLB Seattle is in compliance with all applicable Environmental Laws in all material respects. There is no action, suit, claim or proceeding pending or, to the Knowledge of FHLB Seattle, threatened in which FHLB Seattle has been or, with respect to threatened proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws; or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by FHLB Seattle. During the period of FHLB Seattle’s ownership, operation or lease of any of its current or former properties or facilities, there has been no release or, to the Knowledge of FHLB Seattle, threatened release of Hazardous Materials in, on, under, around or affecting any such property, except in compliance with applicable Environmental Laws, that has resulted or could reasonably be expected to result in material liability under Environmental Law. To the Knowledge of FHLB Seattle, none of the following exists at any current or former properties or facilities owned, operated, or leased by FHLB Seattle: (i) underground storage tanks; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments, or disposal areas. Other than as provided to FHLB Des Moines, FHLB Seattle has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any current or former properties or facilities owned, operated or leased by FHLB Seattle, as of the date hereof.

(v) Board Approval. The FHLB Seattle Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “FHLB Seattle Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of FHLB Seattle, including its Members, and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the Members of FHLB Seattle ratify this Agreement and directed that such matter be submitted for consideration by FHLB Seattle Members. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(w) Vote Required. Each Member of FHLB Seattle is entitled to cast one vote for each share of FHLB Seattle Stock that such Member was required to own as of the Record Date in the election to ratify this Agreement; provided, that the number of votes that any Member of FHLB Seattle may cast in such election shall not exceed the average number of shares of FHLB Seattle Stock required to be held by all Members of FHLB Seattle, calculated on a district-wide basis, as of the Record Date. The receipt of ballots ratifying this Agreement from holders of a majority of the votes cast by the Members of FHLB Seattle by written ballot in accordance with the methodology described in the preceding sentence (the “Required FHLB Seattle Vote”) is the only vote of the Members of FHLB Seattle necessary to ratify this Agreement and authorize the Merger and the other transactions contemplated hereby.

(x) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between FHLB Seattle and any (i) officer or director of FHLB Seattle (other than those disclosed in Schedule 3.1(j) of the FHLB Seattle Disclosure Schedule), (ii) record or beneficial owner of 5% or more of the voting securities of FHLB Seattle, (iii) affiliate or family member of any officer, director or record or beneficial owner or (iv) any other affiliate of FHLB Seattle, on the other hand, in each case, except for Advances or letters of credits issued by FHLB Seattle to its Members in the ordinary course of business consistent with past practice.

(y) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee to be paid by FHLB Seattle in connection with any of the transactions contemplated by this Agreement, except for Citigroup Global Markets Inc.

(z) Opinion of Financial Advisor of FHLB Seattle. FHLB Seattle has received the opinion of its financial advisor, Citigroup Global Markets Inc., dated the date of this Agreement, that the exchange ratio for the conversion of FHLB Seattle Stock for FHLB Des Moines Stock in the Merger, as provided in Sections 2.1(a) and (b), is fair, from a financial point of view, to the holders of FHLB Seattle Stock.

(aa) Impediments to Performance. FHLB Seattle has not taken or agreed to take any action, nor does it have Knowledge of any fact or circumstance, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Parties to obtain any Requisite Regulatory Approval or to perform its covenants and agreements under this Agreement.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither FHLB Seattle nor any other Person on behalf of FHLB Seattle is making or has made any express or implied representation or warranty with respect to FHLB Seattle or with respect to any other information provided to FHLB Des Moines in connection with the transactions contemplated herein. Neither FHLB Seattle nor any other Person shall have or be subject to any liability or indemnification obligation to FHLB Des Moines or any other Person resulting from the distribution to FHLB Des Moines, or the use by FHLB Des Moines of, any such information, including any information, documents, projections, forecasts or other material made available to FHLB Des Moines in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.1. FHLB Seattle acknowledges that FHLB Des Moines is making no representations or warranties other than the representations and warranties contained in Section 3.2.

3.2 Representations and Warranties of FHLB Des Moines. Except, with respect to any subsection of this Section 3.2, as set forth in the FHLB Des Moines SEC Documents (other than any exhibits thereto (other than press releases), any disclosures in any “Risk Factors” section contained therein, and any predictive, cautionary or forward looking disclosures contained under the captions “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or the correspondingly identified subsection of the disclosure schedule delivered by FHLB Des Moines to FHLB Des Moines concurrently herewith (the “FHLB Des Moines Disclosure Schedule”), it being understood that any exception or disclosure set forth in any part or subpart of FHLB Des Moines Disclosure Schedule will be deemed an exception or disclosure, as applicable, with respect to: (a) the corresponding section or subsection of this Section 3.2; and (b) any other section or subsection of this Section 3.2 with respect to which the relevance or applicability of such exception or disclosure is reasonably apparent on the face of such disclosure, FHLB Des Moines represents and warrants to FHLB Seattle as follows:

(a) Organization, Standing and Power. FHLB Des Moines is a federally chartered corporation created under the authority of the FHLB Act, is duly organized, validly existing and in good standing under the federal law, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. The copies of Organization Certificate, Capital Plan and Bylaws of FHLB Des Moines, which have been previously furnished to FHLB Seattle, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure; Members.

(i) Prior to the Effective Date, FHLB Des Moines is authorized to issue one class of FHLB Des Moines Stock, consisting of the FHLB Des Moines Class B Stock. The FHLB Des Moines Class B Stock consists of two subclasses prior to the Effective Date, the FHLB Des Moines Class B Membership Stock and the FHLB Des Moines Class B Activity Stock. As of the close of business on August 31, 2014, an aggregate of 30,868,130 shares of FHLB Des Moines Class B Stock were issued and outstanding, consisting of 6,474,417 shares of FHLB Des Moines Class B Membership Stock held by 1,168 Members, 24,350,595 shares of FHLB Des Moines Class B Activity Stock held by 744 Members and 43,118 shares of FHLB Des Moines Class B Activity Stock held by 10 non-Members. As of the close of business on August 31, 2014, no outstanding shares of FHLB Des Moines Class B Stock have been reclassified for financial reporting purposes from capital stock to mandatorily redeemable capital stock. As of the close of business on August 31, 2014, FHLB Des Moines had outstanding an aggregate of no shares consisting of Excess Stock. As of August 31, 2014, no outstanding Advances or other Loans were obtained by Members of FHLB Des Moines using Excess Stock of FHLB Des Moines. Upon the consummation of the Merger, the Continuing Bank will be authorized to issue two classes of FHLB Des Moines Stock, consisting of the FHLB Des Moines Class A Stock and FHLB Des Moines Class B Stock. The FHLB Des Moines Class B Stock will consist of two subclasses as of the Effective Date, the FHLB Des Moines Class B Membership Stock and the FHLB Des Moines Class B Activity Stock.

(ii) Except for the outstanding shares of FHLB Des Moines Stock, there are no shares of capital stock or other equity securities of FHLB Des Moines issued, reserved for issuance or outstanding. All outstanding shares of FHLB Des Moines Stock have been duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law, the Organizational Documents of FHLB Des Moines or any contract to which FHLB Des Moines is a party or otherwise bound. None of the outstanding FHLB Des Moines Stock or other securities of FHLB Des Moines was issued in violation of the Capital Plan of FHLB Des Moines in effect at the time of such issuance, the Securities Act, the FHLB Act, the FHFA Regulations or any other Applicable Law. The outstanding shares of the FHLB Des Moines Stock have the rights, terms and preferences applicable to such FHLB Des Moines Stock as set forth in the FHLB Des Moines Capital Plan. Each share of FHLB Des Moines Stock has been issued and, if applicable, transferred only at par value of $100.00 per share.

(iii) Except as contemplated by this Agreement and as provided in the FHLB Des Moines Capital Plan, there is no (A) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of FHLB Des Moines; (B)

outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of FHLB Des Moines; (C) contract under which FHLB Des Moines is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (D) agreement with a Member, voting trust or other agreement, arrangement, contract or understanding, in each case, that may affect the exercise of voting, the right to receive any economic benefit or any other rights with respect to the capital stock of FHLB Des Moines.

(iv) All redemptions and repurchases of FHLB Des Moines Stock have been undertaken by FHLB Des Moines in compliance in all material respects with the Capital Plan of FHLB Des Moines then in effect at the time of such redemption or repurchase and the FHLB Act, the FHFA Regulations and any other Applicable Law.

(v) FHLB Des Moines has no Subsidiaries.

(vi) As of the close of business on August 31, 2014, FHLB Des Moines had four Members, no Housing Associate, and no non-Member shareholder awaiting redemption of their FHLB Des Moines Stock by FHLB Des Moines in the amount set forth in Schedule 3.2(b)(vi) of the FHLB Des Moines Disclosure Schedule, whether as a result of merger or acquisition by a non-Member institution or otherwise.

(c) Authority; No Conflict; Regulatory Approvals.

(i) FHLB Des Moines has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Des Moines Vote and the Requisite Regulatory Approvals, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FHLB Des Moines, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Des Moines Vote. This Agreement has been duly executed and delivered by FHLB Des Moines and constitutes a valid and binding obligation of FHLB Des Moines, enforceable against FHLB Des Moines in accordance with its terms, subject to Enforceability Exceptions.

(ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, (A) conflict with, or result in any Violation pursuant to, any provision of the Organizational Documents of FHLB Des Moines, or (B) except as set forth in Schedule 3.2(c)(ii) of the FHLB Des Moines Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any Loan or credit agreement, note, mortgage, indenture, lease, FHLB Des Moines Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Law applicable to FHLB Des Moines or its properties or assets, which Violation, in the case of clause (B) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines or the Continuing Bank.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (acting in any capacity) is required by or with respect to FHLB Des Moines in connection with the execution and delivery of this Agreement by FHLB Des Moines or the consummation by FHLB Des Moines of the Merger or the other transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines or the Continuing Bank, except for the FHFA Approvals and the other Requisite Regulatory Approvals.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) FHLB Des Moines has filed all reports, schedules, registration statements and other documents required under Applicable Law to be filed by it with the SEC since December 31, 2011 (the “FHLB Des Moines SEC Documents”). FHLB Des Moines has delivered or made available to FHLB Seattle true, correct and complete copies of all FHLB Des Moines SEC Documents, all comment letters received by FHLB Des Moines from the SEC since December 31, 2011, all responses to such comment letters by or on behalf of FHLB Des Moines and all other correspondence since December 31, 2011 between the SEC and FHLB Des Moines, in each case to the extent not available to the public in completely unredacted form on EDGAR. As of their respective dates of filing with the SEC (except to the extent corrected (A) in the case of FHLB Des Moines SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date hereof, by the filing or furnishing of the applicable amending or superseding FHLB Des Moines SEC Document, and (B) in the case of FHLB Des Moines SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Date, by the filing or furnishing of the applicable amending or superseding FHLB Des Moines SEC Document), the FHLB Des Moines SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHLB Des Moines SEC Documents, and none of the FHLB Des Moines SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of FHLB Des Moines included in the FHLB Des Moines SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the financial position of FHLB Des Moines and the results of operations, changes in Members’ equity and cash flows of FHLB Des Moines as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in FHLB Des Moines SEC Documents since FHLB Des Moines’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(ii) Since December 31, 2011, FHLB Des Moines has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Law with the FHFA and any other applicable Governmental Authority (other than the SEC, with respect to which such matters are addressed in Section 3.2(d)(i)), and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. As of their respective dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing, but without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the financial statements of FHLB Des Moines included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines, FHLB Des Moines does not have, and since June 30, 2014, FHLB Des Moines has not incurred (except to the extent permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in FHLB Des Moines’s financial statements in accordance with GAAP).

(e) Information Supplied. None of the information supplied or to be supplied by FHLB Des Moines for inclusion or incorporation by reference in the Disclosure Statement will, at the date of mailing to Members of FHLB Des Moines (or as of the date of any amendment, incorporation or supplement to the Disclosure Statement from time to time thereafter as contemplated by this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement will comply as to form in all material respects with the requirements of the FHFA Merger Rules, except that no representation or warranty is made by FHLB Des Moines with respect to statements made or incorporated by reference therein based on information supplied by FHLB Seattle for inclusion or incorporation by reference in the Disclosure Statement.

(f) Permits; Compliance with Applicable Law; Agreements with Regulators.

(i) FHLB Des Moines holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the operation of its businesses (the “FHLB Des Moines Permits”), the FHLB Des Moines Permits are in full force and effect and FHLB Des Moines is in compliance with the terms of the FHLB Des Moines Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines.

(ii) (A) FHLB Des Moines is conducting, and has conducted at all times since December 31, 2011, its business in compliance in all material respects with all Applicable Laws applicable to FHLB Des Moines or to the employees conducting such business (including the FHLB Act, the FHFA Regulations, the SOX Act, the USA PATRIOT Act of 2001, any applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Law, and all applicable fair lending and other discrimination-related statutes, rules or regulations); and (B) since December 31, 2011, FHLB Des Moines has received no written notification from any Governmental Authority (x) asserting that FHLB Des Moines is not in current compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (y) threatening to revoke any FHLB Des Moines Permit.

(iii) (A) FHLB Des Moines is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts materially the conduct of its business, restricts in any way its ability to issue, repurchase or redeem capital stock, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management; and (B) FHLB Des Moines has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), nor does FHLB Des Moines have any Knowledge of any other facts which would reasonably be expected to give rise to the issuance by any Governmental Authority of, any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. FHLB Des Moines is in compliance in all material respects with all of the foregoing so listed (or required to be listed) in Schedule 3.2(f)(iii) of the FHLB Des Moines Disclosure Schedule.

(g) Books and Records; Accounting and Internal Controls.

(i) The minute books of FHLB Des Moines have been kept in the ordinary course of business and are complete and reflect in all material respects the corporate action taken by its Members, the FHLB Des Moines Board and each committee of the FHLB Des Moines Board and are in compliance in all material respects with all Applicable Laws. True, correct and complete copies of all such minute books kept by FHLB Des Moines since December 31, 2011 have been made available to FHLB Seattle.

(ii) The records, systems, controls, data and information of FHLB Des Moines are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FHLB Des Moines (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(iii) FHLB Des Moines has implemented and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv) FHLB Des Moines has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by FHLB Des Moines in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to FHLB Des Moines’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to FHLB Des Moines’s auditors and the audit committee of the FHLB Des Moines Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect FHLB Des Moines’s ability to record, process, summarize and report financial data and have identified for FHLB Des Moines’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in FHLB Des Moines’s internal controls. FHLB Des Moines has made available to FHLB Seattle a summary of any such disclosure made by management to FHLB Des Moines’s auditors and audit committee since December 31, 2011.

(v) Since December 31, 2011, neither FHLB Des Moines nor, to the Knowledge of FHLB Des Moines, any director, officer, employee, auditor, accountant or representative of FHLB Des Moines has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FHLB Des Moines or its internal control over financial reporting, including any complaint, allegation, assertion or claim that FHLB Des Moines has engaged in questionable accounting or auditing practices.

(h) Legal and Governmental Proceedings. Schedule 3.2(h) of the FHLB Des Moines Disclosure Schedule lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which FHLB Des Moines is a party, either directly, indirectly or in a fiduciary capacity. As of the date hereof, there is no action, suit, claim, proceeding instituted or pending or, to of Knowledge FHLB Des Moines, threatened against FHLB Des Moines or against any asset, interest or right of FHLB Des Moines which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines

(i) Absence of Certain Changes or Events. From December 31, 2013 through the date of this Agreement: (i) FHLB Des Moines has conducted its business in the ordinary course consistent with its past practices; (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines; and (iii) there has not been (A) any action or event of the type that would have required the consent of FHLB Seattle under Section 4.2 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of FHLB Des Moines (whether or not covered by insurance).

(j) Certain Agreements. Except as set forth in Schedule 3.2(j) of the FHLB Des Moines Disclosure Schedule and except for this Agreement and any agreements with respect to (A) Advances made or renewed by FHLB Des Moines, (B) Loans purchased by FHLB Des Moines, (C) letters of credit issued by FHLB Des Moines on behalf of Members, (D) deposit liabilities incurred by FHLB Des Moines, (E) consolidated obligation bonds and consolidated obligation discount notes, including those bonds and notes for which FHLB Des Moines remains primarily liable, (F) any Derivative Contracts, or (G) any lease, contract, agreement, arrangement, commitment or understanding entered into after the date hereof in accordance with Section 4.2, in each case, entered into in the ordinary course of business consistent with past practice and in accordance with Applicable Laws, FHLB Des Moines is not a party to or bound by any contract, arrangement, commitment or understanding:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which limits the ability of FHLB Des Moines to issue capital stock, declare dividends or other distributions on capital stock, or redeem or repurchase capital stock;

(iii) which limits the ability of FHLB Des Moines to engage in its business, or compete in any line of business, in any geographic area or with any Person, other than (A) any limitation or requirement imposed on the FHLB Des Moines by the FHLB Act or the FHFA Regulations; or (B) any limitation or requirement that would not reasonably be expected to be material to FHLB Des Moines;

(iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v) in the case of a FHLB Des Moines Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) which would prohibit or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) which is a consulting agreement or a data processing, software programming or licensing contract, in each case, involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by FHLB Des Moines on sixty (60) days or less notice without cause and without any required payment or other conditions (other than the condition of notice));

(viii) consisting of real property leases;

(ix) consisting of agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business;

(x) which is a Derivative Contract;

(xi) which relates to the incurrence of Indebtedness; or

(xii) which is not of the type described in clauses (i) through (xi) above and which involved payments by, or to, FHLB Des Moines in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $250,000 (other than any such contracts which are terminable by FHLB Des Moines on 60 days or less notice without cause and without any required payment or other conditions (other than the condition of notice)).

FHLB Des Moines has previously made available to FHLB Seattle complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(j) and in effect as of the date hereof (collectively referred to herein as the “FHLB Des Moines Contracts”). All of the FHLB Des Moines Contracts constitute valid and binding obligations of FHLB Des Moines (except to the extent they have expired or been terminated in accordance with their terms), enforceable against FHLB Des Moines in accordance with their respective terms, subject to the Enforceability Exception. Neither FHLB Des Moines nor, to the Knowledge of FHLB Des Moines, any of the other parties thereto, is in material breach of any provision of, and no event or condition exists, with or without notice, lapse of time or both, that would constitute a material default under the provisions of, any FHLB Des Moines Contract.

(k) Advances; Other Loans; Allowance for Loan Losses; Letters of Credit.

(i) As of August 31, 2014, FHLB Des Moines had outstanding an aggregate of approximately $54.564 billion in Advances at par value to 697 Members, 10 non-Member shareholders and one Housing Associate, and $6.447 billion of mortgage loans at par value held for portfolio under the MPF Program, net of real estate owned. FHLB Des Moines does not originate any Loans other than Advances. Each Advance is originated or renewed by FHLB Des Moines in all material respects in accordance with the terms of an Advance agreement in substantially the form previously provided to FHLB Seattle. Each outstanding Loan of FHLB Des Moines is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each outstanding Loan of FHLB Des Moines has been administered and, where applicable, serviced in all material respects in accordance with the terms of the Advance agreement or other Loan, credit or security documents, the written underwriting standards of FHLB Des Moines, the FHLB Act, the FHFA Regulations and all other Applicable Law.

(ii) For each Advance it has originated or renewed, FHLB Des Moines has obtained and maintained a security interest in eligible collateral, all in accordance with the FHLB Act and the FHFA Regulations in all material respects. FHLB Des Moines has perfected its security interest in eligible collateral for each Advance by filing a UCC-1 Financing Statement, or such other appropriate form of Lien, or by maintaining physical possession of collateral, either directly or through its agent, in accordance with the applicable forms of collateral/security agreements attached as Schedule 3.2(k)(ii) of the FHLB Des Moines Disclosure Schedule, the FHLB Act and the FHFA Regulations in all material respects.

(iii) FHLB Des Moines’s allowance for loan losses is in compliance in all material respects with FHLB Des Moines’s existing methodology for determining the adequacy of such allowance and the standards established by applicable Governmental Authorities, and such allowance for loan losses is, and as of the Effective Date will be, in conformity with all such standards.

(iv) The total unpaid principal balance of mortgage loans held by FHLB Des Moines under the MPF Program as of December 31, 2013 and June 30, 2014 was approximately $6.417 billion and $6.492 billion, respectively. FHLB Des Moines is in compliance in all material respects with the terms of the MPF Program.

(v) As of August 31, 2014, FHLB Des Moines had outstanding letters of credits issued to 186 Members, zero non-Member shareholders and zero Housing Associates in an aggregate amount of approximately $3.941 billion. FHLB Des Moines does not offer or provide any other form of credit support on behalf of its Members. Each outstanding letter of credit has been issued by FHLB Des Moines in accordance in all material respects with the written underwriting standards of FHLB Des Moines, the FHLB Act, the FHFA Regulations and all other Applicable Law. Each outstanding letter of credit has been fully collateralized by FHLB Des Moines with eligible collateral at the time of issuance, which has been perfected by FHLB Des Moines, in each case, in accordance in all material respects with the FHLB Act and the FHFA Regulations.

(l) Investment Portfolio; Deposits.

(i) All investment securities held by FHLB Des Moines, as reflected in the financial statements of FHLB Des Moines, are carried in accordance with GAAP and in compliance with the credit risk management policies of FHLB Des Moines, the FHLB Act and the FHFA Regulations, including those regulations restricting or prohibiting investments in certain securities. FHLB Des Moines has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien (other than Permitted Liens).

(ii) All of the deposits held by FHLB Des Moines (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies and procedures of FHLB Des

Moines and (ii) all Applicable Law, including anti-money laundering requirements. The deposit agreements and other documents relating to the deposit accounts of FHLB Des Moines are in FHLB Des Moines’s possession or reasonably available to FHLB Des Moines at the Effective Date.

(m) Adequacy of Capital; Compliance with Capital Agreement.

(i) FHLB Des Moines’s risk-based capital, total regulatory capital-to-assets ratio and leverage capital-to-assets ratio are in compliance with the requirements of the FHFA Regulations and the Capital Plan of FHLB Des Moines.

(ii) FHLB Des Moines has allocated and set aside out of its net income as restricted retained earnings the amounts required by the Capital Agreement and otherwise is in compliance in all material respects with its other obligations under the Capital Agreement.

(n) Debt Financing. FHLB Des Moines has not incurred, created or assumed any Indebtedness (or modified any of the material terms of any such outstanding Indebtedness), guaranteed any Indebtedness or issued or sold any debt securities or warrants or rights to acquire any debt securities of FHLB Des Moines or guaranteed any debt securities of others, other than consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Des Moines is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in accordance with Applicable Law. Each outstanding consolidated obligation bond and consolidated obligation discount note for which FHLB Des Moines is the primary obligor constitutes the valid and legally binding obligation of FHLB Des Moines enforceable in accordance with its terms subject to the Enforceability Exceptions. FHLB Des Moines is not in breach in any material respect of its obligations with respect to any such outstanding consolidated obligation bond and consolidated obligation discount note.

(o) Derivatives. All Derivative Contracts, whether entered into for FHLB Des Moines’s own account, or for the account of its customers, were entered into in accordance with customary business practices, the risk management and procedures of FHLB Des Moines, and all Applicable Law. Each Derivative Contract of FHLB Des Moines constitutes the valid and legally binding obligation of FHLB Des Moines enforceable in accordance with its terms subject to the Enforceability Exceptions, and is in full force and effect. Neither FHLB Des Moines nor, to the Knowledge of FHLB Des Moines, any other party thereto, is in material breach of any of its obligations under any Derivative Contract of FHLB Des Moines. The financial position of FHLB Des Moines under or with respect to each such Derivative Contract has been reflected in the books and records of FHLB Des Moines in accordance with GAAP applied on a consistent basis.

(p) Insurance. Set forth in Schedule 3.2(p) of the FHLB Des Moines Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by FHLB Des Moines. All such insurance policies and bonds are in full force and effect and FHLB Des Moines is not in material default under any such policy or bond. Except as set forth in Schedule 3.2(p) of the FHLB Des Moines Disclosure Schedule, as of the date hereof, there are no pending claims, and no event or condition exists, with or without notice, lapse of time or both, that would reasonably be expected to give rise to any claims, in each case, (i) in excess of $100,000 under any of such insurance policies or bonds or (ii) as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(q) Benefit Plans.

(i) With respect to each Benefit Plan under which any current or former employee, officer or director of FHLB Des Moines has any present or future right to benefits, and which is sponsored, maintained or contributed to by FHLB Des Moines, or with respect to which FHLB Des Moines has any present or future liability (the “FHLB Des Moines Benefit Plans”), FHLB Des Moines has made available to FHLB Seattle a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS, if applicable, and, where applicable, the related audited financial statements thereof, (B) such FHLB Des Moines Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such FHLB Des Moines Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each FHLB Des Moines Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS, if applicable, with respect to any FHLB Des Moines Benefit Plan qualified under Section 401(a) of the Code, if applicable.

(ii) Except as listed on Schedule 3.2(q)(ii) of the FHLB Des Moines Disclosure Schedule, none of the FHLB Des Moines Benefit Plans are subject to Title IV of ERISA.

(iii) Neither FHLB Des Moines nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute to any Multiemployer Plan or Multiple Employer Plan other than those listed on Schedule 3.2(q)(iii) of the FHLB Des Moines Disclosure Schedule (collectively the “FHLB Des Moines Multiple Employer Plans”). Except as would not have a Material Adverse Effect on FHLB Des Moines, neither FHLB Des Moines nor any of its ERISA Affiliates has incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from any Multiemployer Plan or Multiple Employer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, under the terms of any such pension plan or any agreement entered into in connection with any such pension plan, or premiums due to the PBGC under Title IV of ERISA. Except as would not have a Material Adverse Effect on FHLB Des Moines, with respect to the FHLB Des Moines Multiple Employer Plans, (A) neither FHLB Des Moines nor any of its ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, and no event has occurred with respect to a FHLB Des Moines Multiple Employer Plan (or any other Multiemployer Plan or Multiple Employer Plan to which FHLB Des Moines or any of its ERISA Affiliates has at any time had an obligation to contribute) that reasonably can be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined in Title IV of ERISA) with respect to such FHLB Des Moines Multiple Employer Plan, which could reasonably be expected to result in any liability to FHLB Des Moines or any of its ERISA Affiliates; (B) neither FHLB Des Moines nor any of its ERISA Affiliates has received any notice that a FHLB Des Moines Multiple Employer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that a FHLB Des Moines Multiple Employer Plan is or may become insolvent; (C) neither FHLB Des Moines nor any of its ERISA Affiliates has failed to make any required contributions to a FHLB Des Moines Multiple Employer Plan; (D) to the Knowledge of FHLB Des Moines, no FHLB Des Moines Multiple Employer Plan is a party to any pending merger or asset or liability transfer; (E) to the Knowledge of FHLB Des Moines, there are no PBGC proceedings against or affecting any FHLB Des Moines Multiple Employer Plan; and (F) neither FHLB Des Moines nor any of its ERISA Affiliates has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

(iv) Except as set forth in Schedule 3.2(q)(iv) of the FHLB Des Moines Disclosure Schedule, FHLB Des Moines has no potential, contingent or actual liability for providing, under any FHLB Des Moines Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(v) Except as would not have a Material Adverse Effect on FHLB Des Moines, each FHLB Des Moines Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2010 through the date hereof.

(vi) Each FHLB Des Moines Benefit Plan has at all times been maintained, administered, operated and funded in accordance with its terms and in compliance with all applicable requirements of all Applicable Laws, except for any instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. With respect to the FHLB Des Moines Benefit Plans, individually and in the aggregate, nothing has occurred and, to the Knowledge of FHLB Des Moines, there exists no condition or set of circumstances in connection with which FHLB Des Moines could be subject to any liability under any Applicable Law, or pursuant to any indemnification agreement, which liability would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. To the Knowledge of FHLB Des Moines, except as would not have a Material Adverse Effect on FHLB Des Moines, nothing has occurred, or is reasonably expected to occur, that could reasonably be expected to adversely affect the qualification or exemption of any FHLB Des Moines Benefit Plan that is intended to qualified under Section 401(a) of the Code or its related trust or group annuity contract.

(vii) Except as set forth in Schedule 3.2(q)(vii) of the FHLB Des Moines Disclosure Schedule, no FHLB Des Moines Benefit Plan exists that could result in the payment to any present or former employee of FHLB Des Moines of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of FHLB Des Moines as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii) None of the assets of any FHLB Des Moines Benefit Plan are invested in employer securities or employer real property.

(ix) Except as would not have a Material Adverse Effect on FHLB Des Moines, with respect to each of the FHLB Des Moines Benefit Plans, all contributions or premium payments due and payable on or before the Effective Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(r) Properties. FHLB Des Moines (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the FHLB Des Moines SEC Documents filed prior to the date hereof as being owned by FHLB Des Moines or acquired after the date thereof which are material to FHLB Des Moines’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FHLB Des Moines SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FHLB Des Moines’s Knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. All tangible assets owned or used by FHLB Des Moines are, and on the Effective Date will be: (x) adequate for the conduct of FHLB Des Moines’s business as currently conducted in all material respects and (y) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition subject to normal wear and tear and maintenance requirements, except, in the case of preceding clauses (x) and (y), where such failure would not materially impair the operations of FHLB Des Moines as presently conducted or the Continuing Bank at the Effective Date.

(s) Intellectual Property. FHLB Des Moines owns or has a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “FHLB Des Moines Intellectual Property”) necessary to carry on its business substantially as currently conducted, except where such failures to own or validly license such FHLB Des Moines Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. FHLB Des Moines has not, since January 1, 2011, received any notice of unauthorized use, infringement or misappropriation of or conflict with, and to the Knowledge of FHLB Des Moines, there is no unauthorized use, infringement or misappropriation of or conflict with, the rights of any Person anywhere in the world with respect to the ownership or use of any FHLB Des Moines Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. FHLB Des Moines has not, since January 1, 2011, issued any notice or claim to a third party alleging unauthorized use, infringement or misappropriation of any FHLB Des Moines Intellectual Property by any third party, employee or former employee, and to the Knowledge of FHLB Des Moines, no third party has infringed, violated or misappropriated any rights in the FHLB Des Moines Intellectual Property.

(t) Tax Matters; AHP Assessments.

(i) FHLB Des Moines is exempt from federal income taxes under the provisions of 12 U.S.C. 1433, is not required to file a state or federal income Tax Return, and is otherwise exempt from all other federal, state and local taxation other than real property Taxes.

(ii) Except for real property Taxes, FHLB Des Moines has no material liability for Taxes. All material Taxes that FHLB Des Moines is required by Applicable Law to have paid, withheld or collected have been duly paid, withheld or collected (taking into account any permitted extensions) and, to the extent required by Applicable Law, have been paid to the proper Governmental Authority or other Person. No written or, to the Knowledge of FHLB Des Moines, other notice of any deficiency or pending audit with respect to Taxes that (A) has been proposed, asserted or assessed against FHLB Des Moines and (B) has not previously been paid, has been received by FHLB Des Moines.

(iii) FHLB Des Moines (A) (x) is not a party to any Tax sharing agreement, or similar agreement regarding the allocation of Tax attributes, exemptions, or liabilities or any agreement under which FHLB Des Moines may be required to pay, reimburse or indemnify any other Person for Taxes that may be imposed on such Person, and (y) has no obligation to any other Person under such an agreement to which it previously had been a party; and (B) is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns.

(iv) FHLB Des Moines maintains no compensation plans, programs, agreements or arrangements the payments under which, if FHLB Des Moines were subject to federal income Tax, would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code (without regard to Sections 280G(b)(4)(A) and 280G(b)(5)) and the regulations issued thereunder.

(v) FHLB Des Moines has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(vi) FHLB Des Moines is not and has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(vii) FHLB Des Moines has recorded and set aside assessments for the AHP in the amounts required by its AHP and otherwise is in compliance in all material respects with its other obligations under its AHP and the rules and regulations governing its AHP.

(u) Environmental Matters. FHLB Des Moines is in compliance with all applicable Environmental Laws in all material respects. There is no action, suit, claim or proceeding pending or, to the Knowledge of FHLB Des Moines, threatened in which FHLB Des Moines has been or, with respect to threatened proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws; or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by FHLB Des Moines. During the period of FHLB Des Moines’s ownership, operation or lease of any of its current or former properties or facilities, there has been no release or, to the Knowledge of FHLB Des Moines, threatened release of Hazardous Materials in, on, under, around or affecting any such property, except in compliance with applicable Environmental Laws, that has resulted or could reasonably be expected to result in material liability under Environmental Law. To the Knowledge of FHLB Des Moines, none of the following exists at any current or former properties or facilities owned, operated, or leased by FHLB Des Moines: (i) underground storage tanks; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments, or disposal areas. Other than as provided to FHLB Seattle, FHLB Des Moines has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any current or former properties or facilities owned, operated or leased by FHLB Des Moines, as of the date hereof.

(v) Board Approval. The FHLB Des Moines Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “FHLB Des Moines Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of FHLB Des Moines, including its Members, and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the Members of FHLB Des Moines ratify this Agreement and directed that such matter be submitted for consideration by FHLB Des Moines Members. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(w) Vote Required. Each Member of FHLB Des Moines is entitled to cast one vote for each share of FHLB Des Moines Stock that such Member was required to own as of the Record Date in the election to ratify this Agreement; provided, that the number of votes that any Member of FHLB Des Moines may cast in such election shall not exceed the average number of shares of FHLB Des Moines Stock required to be held by all Members of FHLB Des Moines, calculated on a district-wide basis, as of the Record Date. The receipt of ballots ratifying this Agreement from holders of a majority of the votes cast by the Members of FHLB Des Moines by written ballot in accordance with the methodology described in the preceding sentence (the “Required FHLB Des Moines Vote”) is the only vote of the Members of FHLB Des Moines necessary to ratify this Agreement and authorize the Merger and the other transactions contemplated hereby.

(x) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between FHLB Des Moines and any (i) officer or director of FHLB Des Moines (other than those disclosed in Schedule 3.2(j) of the FHLB Des Moines Disclosure Schedule), (ii) record or beneficial owner of 5% or more of the voting securities of FHLB Des Moines, (iii) affiliate or family member of any officer, director or record or beneficial owner or (iv) any other affiliate of FHLB Des Moines, on the other hand, in each case, except for Advances or letters of credits issued by FHLB Des Moines to its Members in the ordinary course of business consistent with past practice.

(y) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee to be paid by FHLB Des Moines in connection with any of the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P.

(z) Opinion of Financial Advisor of FHLB Des Moines. FHLB Des Moines has received the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., dated the date of this Agreement, that the merger consideration is fair, from a financial point of view, to the holders of FHLB Des Moines Stock.

(aa) Impediments to Performance. FHLB Des Moines has not taken or agreed to take any action, nor does it have Knowledge of any fact or circumstance, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Parties to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither FHLB Des Moines nor any other Person on behalf of FHLB Des Moines is making or has made any express or implied representation or warranty with respect to FHLB Des Moines or with respect to any other information provided to FHLB Des Moines in connection with the transactions contemplated herein. Neither FHLB Des Moines nor any other Person shall have or be subject to any liability or indemnification obligation to FHLB Des Moines or any other Person resulting from the distribution to FHLB Des Moines, or the use by FHLB Des Moines of, any such information, including any information, documents, projections, forecasts or other material made available to FHLB Des Moines in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.2. FHLB Des Moines acknowledges that FHLB Seattle is making no representations or warranties other than the representations and warranties contained in Section 3.1.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of FHLB Seattle. Except as otherwise permitted or contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Date, FHLB Seattle agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that FHLB Des Moines shall otherwise consent in writing:

(a) Ordinary Course. FHLB Seattle shall carry on its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its present business organizations, maintain its rights, franchises, licenses and other authorizations issued by Governmental Authorities, preserve its relationships with directors, officers, employees, Members, other FHLBs and others having business dealings with it and maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their ongoing business shall not be impaired in any material respect as of the Effective Date. Without limiting the generality of the foregoing, FHLB Seattle shall not:

(i) enter into any new material line of business;

(ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to FHLB Seattle, except as required by Applicable Law or by any material policy of a Governmental Authority;

(iii) incur or commit to any material capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

(iv) enter into, terminate or amend any lease, contract or agreement which, if effective as of the date hereof, would constitute an FHLB Seattle Contract, except in the ordinary course of business consistent with past practice; or

(v) take any action or fail to take any action, which action or failure causes a material breach of any FHLB Seattle Contract or any material lease, contract or agreement (as amended) described in the foregoing clause (iv) of this Section 4.1(a).

(b) Dividends; Changes in Stock; Repurchases and Redemptions. FHLB Seattle shall not:

(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular cash dividends on FHLB Seattle Stock, at dividend rates in effect as of the date of this Agreement (except as otherwise set forth on Schedule 4.1 of the FHLB Seattle Disclosure Schedule), in the ordinary course of business and in accordance with the terms of the FHLB Seattle Capital Plan as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with FHLB Seattle’s past dividend practice, subject to the receipt of all regulatory approvals for any such dividends to the extent required;

(ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except (A) for such repurchases, redemptions or acquisitions undertaken in the ordinary course of business consistent with FHLB Seattle’s past practice and in accordance with the FHLB Seattle Capital Plan and Applicable Law and, if required, only upon the receipt of all necessary approvals from the FHFA for each such repurchase, redemption or acquisition; and (B) as required by Section 5.8.

(c) Issuance of Securities. FHLB Seattle shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares of its capital stock or “phantom” shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than the issuance of FHLB Seattle Stock in the ordinary course of business consistent with FHLB Seattle’s past practice and in accordance with the FHLB Seattle Capital Plan and Applicable Law.

(d) Governing Documents. FHLB Seattle shall not amend or propose to amend its Organization Certificate, Capital Plan, Bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.1(e) or 4.1(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e) No Acquisitions. FHLB Seattle shall not acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business.

(f) No Dispositions. Other than (i) sales of investment securities and other assets in the ordinary course of business consistent with past practice and Applicable Law or (ii) as otherwise agreed to by the Parties, FHLB Seattle shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to FHLB Seattle.

(g) Indebtedness. FHLB Seattle shall not incur, create or assume any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of FHLB Seattle or guarantee any debt securities of others, other than (i) consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Seattle is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in the ordinary course of business consistent with past practice and (ii) to the extent they constitute Indebtedness, (A) Derivative Contracts and (B) letters of credit issued by FHLB Seattle on behalf of its Members, in each case, in the ordinary course of business consistent with past practice and in accordance with Applicable Law.

(h) Other Actions. FHLB Seattle shall not intentionally take any action that would, or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied or (unless such action is required by Applicable Law) which would materially and adversely affect the ability of the Parties to consummate the Merger in accordance with the terms of this Agreement.

(i) Accounting Methods. FHLB Seattle shall not change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP as concurred in by FHLB Seattle’s independent auditors or required by bank regulatory authorities.

(j) Compensation and Benefit Plans. FHLB Seattle shall not, except (A) as set forth in Schedule 4.1 of the FHLB Seattle Disclosure Schedule, (B) for any employment agreement or employment arrangement submitted to the FHFA for its non-objection or approval prior to the date of this Agreement (a true and correct copy of which has been provided to FHLB Des Moines) or (C) for any director compensation agreements to be adopted in the ordinary course of business consistent with past practice and in accordance with Applicable Law:

(i) enter into, adopt, amend (except for such amendments as may be required by Applicable Law) or terminate any FHLB Seattle Benefit Plan, or any agreement, arrangement, plan or policy between FHLB Seattle and one or more of its directors, officers, employees or independent consultants who are natural persons;

(ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; or

(iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(k) Investment Portfolio; Interest Rate Risk; Other Risk. FHLB Seattle shall not materially restructure or materially change its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict FHLB Seattle’s activities in the ordinary course of business consistent with past practice.

(l) No Liquidation. FHLB Seattle shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Other Agreements. FHLB Seattle shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Covenants of FHLB Des Moines. Except as otherwise permitted or contemplated by Schedule 4.2 of the FHLB Des Moines Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Date, FHLB Des Moines agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that FHLB Seattle shall otherwise consent in writing:

(a) Ordinary Course. FHLB Des Moines shall carry on its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its present business organizations, maintain its rights, franchises, licenses and other authorizations issued by Governmental Authorities, preserve its relationships with directors, officers, employees, Members, other FHLBs and others having business dealings with it and maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their ongoing business shall not be impaired in any material respect as of the Effective Date. Without limiting the generality of the foregoing, FHLB Des Moines shall not:

(i) enter into any new material line of business;

(ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to FHLB Des Moines, except as required by Applicable Law or by any material policy of a Governmental Authority;

(iii) incur or commit to any material capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

(iv) enter into, terminate or amend any lease, contract or agreement which, if effective as of the date hereof, would constitute an FHLB Des Moines Contract, except in the ordinary course of business consistent with past practice; or

(v) take any action or fail to take any action, which action or failure causes a material breach of any FHLB Des Moines Contract or any material lease, contract or agreement (as amended) described in the foregoing clause (iv) of this Section 4.2(a).

(b) Dividends; Changes in Stock; Repurchases and Redemptions. FHLB Des Moines shall not:

(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular cash dividends on FHLB Des Moines Stock, at dividend rates in effect as of the date of this Agreement (except as otherwise set forth on Schedule 4.2 of the FHLB Des Moines Disclosure Schedule), in the ordinary course of business and in accordance with the terms of the FHLB Des Moines Capital Plan as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with FHLB Des Moines’ past dividend practice, subject to the receipt of all regulatory approvals for any such dividends to the extent required;

(ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for such repurchases, redemptions or acquisitions undertaken in the ordinary course of business consistent with FHLB Des Moines’ past practice and in accordance with the FHLB Des Moines Capital Plan and Applicable Law and, if required, only upon the receipt of all necessary approvals from the FHFA for each such repurchase, redemption or acquisition.

(c) Issuance of Securities. FHLB Des Moines shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares of its capital stock or “phantom” shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than the issuance of FHLB Des Moines Stock in the ordinary course of business consistent with FHLB Des Moines’ past practice and in accordance with the FHLB Des Moines Capital Plan and Applicable Law.

(d) Governing Documents. FHLB Des Moines shall not amend or propose to amend its Organization Certificate, Capital Plan, Bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.2(e) or 4.2(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e) No Acquisitions. FHLB Des Moines shall not acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, not in the ordinary course of business.

(f) No Dispositions. Other than (i) sales of investment securities and other assets in the ordinary course of business consistent with past practice and Applicable Law or (ii) as otherwise agreed to by the Parties, FHLB Des Moines shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to FHLB Des Moines.

(g) Indebtedness. FHLB Des Moines shall not incur, create or assume any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of FHLB Des Moines or guarantee any debt securities of others, other than (i) consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Des Moines is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in the ordinary course of business consistent with past practice and (ii) to the extent they constitute Indebtedness, (A) Derivative Contracts and (B) letters of credit issued by FHLB Des Moines on behalf of its Members, in each case, entered in the ordinary course of business consistent with past practice and in accordance with Applicable Law.

(h) Other Actions. FHLB Des Moines shall not intentionally take any action that would, or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied or (unless such action is required by Applicable Law) which would materially and adversely affect the ability of the Parties to consummate the Merger in accordance with the terms of this Agreement.

(i) Accounting Methods. FHLB Des Moines shall not change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP as concurred in by FHLB Des Moines’s independent auditors or required by bank regulatory authorities.

(j) Compensation and Benefit Plans. FHLB Des Moines shall not, except (A) as set forth in Schedule 4.2 of the FHLB Des Moines Disclosure Schedule, (B) for any employment agreement or employment arrangement submitted to the FHFA for its non-objection or approval prior to the date of this Agreement (a true and correct copy of which has been provided to FHLB Seattle) or (C) for any director compensation agreements to be adopted in the ordinary course of business consistent with past practice and in accordance with Applicable Law:

(i) enter into, adopt, amend (except for such amendments as may be required by Applicable Law) or terminate any FHLB Des Moines Benefit Plan, or any agreement, arrangement, plan or policy between FHLB Des Moines and one or more of its directors, officers, employees or independent consultants who are natural persons;

(ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; or

(iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(k) Investment Portfolio; Interest Rate Risk; Other Risk. FHLB Des Moines shall not materially restructure or materially change its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict FHLB Des Moines’ activities in the ordinary course of business consistent with past practice.

(l) No Liquidation. FHLB Des Moines shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Other Agreements. FHLB Des Moines shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3 Transition. In order to facilitate the integration of the operations of FHLB Seattle and FHLB Des Moines and to permit the coordination and integration of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of FHLB Seattle and FHLB Des Moines shall, to the extent any such action is not in violation of Applicable Law, including laws regarding the exchange of information and other laws regarding competition, consult and cooperate with the other Party on all strategic, operational and integration matters deemed relevant by the Parties, and use its reasonable best efforts to facilitate completion of such strategic, operational and integration matters as of the Effective Date or as soon as reasonably practicable thereafter. Each of FHLB Seattle and FHLB Des Moines shall make available to the other at its facilities, when determined by FHLB Des Moines or FHLB Seattle, as the case may be, to be appropriate and necessary, office space in order to assist in observing operations and reviewing, to the extent not in violation of Applicable Law, matters concerning the affairs of the other Party. Without in any way limiting the provisions of Section 5.2 (but subject to the limitations therein), FHLB Seattle, FHLB Des Moines and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party, be entitled to review the operations and visit the facilities of the other Party during normal business hours as may be deemed reasonably necessary by FHLB Des Moines or FHLB Seattle, as the case may be, to accomplish the foregoing arrangements.

4.4 Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and reasonably frequent basis with the other, report on operational matters and promptly advise the other in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein.

(b) FHLB Seattle and FHLB Des Moines shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Date and shall deliver to the other Party copies of all such reports promptly after the same are filed as may be allowed under Applicable Law; provided that any such reports shall be deemed delivered to the other Party upon filing of such report on EDGAR. FHLB Seattle and FHLB Des Moines shall file all reports with the FHFA and all other reports, applications and other documents required to be filed with any other applicable Governmental Authorities between the date hereof and the Effective Date and shall make available to the other Party copies of all such reports promptly after the same are filed, as may be allowed by Applicable Law. Each of FHLB Seattle and FHLB Des Moines shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Law relating to the exchange of information, with respect to all the information relating to the other Party, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that to the extent practicable it will consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5 Insurance. During the period from the date of this Agreement and continuing until the Effective Date, each of FHLB Des Moines and FHLB Seattle shall (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies; and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Date.

4.6 No Control of Other Party’s Business. Nothing contained in this Agreement shall give FHLB Des Moines, directly or indirectly, the right to control or direct the operations of FHLB Seattle or shall give FHLB Seattle, directly or indirectly, the right to control or direct the operations of FHLB Des Moines prior to the Effective Date. Prior to the Effective Date, each of FHLB Seattle and FHLB Des Moines shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Disclosure Statement; Member Ratifications.

(a) As promptly as reasonably practicable following the date hereof, FHLB Des Moines and FHLB Seattle shall cooperate in jointly preparing the Disclosure Statement relating to the matters to be submitted to the applicable Members of FHLB Seattle and FHLB Des Moines, together with the ballot for use by such Members in connection with the vote to ratify this Agreement (the “Ballot”), all in accordance with the FHFA Merger Rules. Each of FHLB Des Moines and FHLB Seattle shall use reasonable best efforts to disseminate the Disclosure Statement and the Ballot to its respective Members in accordance with the FHFA Merger Rules as promptly as is reasonably practical following approval of the Merger Application by the FHFA. FHLB Des Moines and FHLB Seattle shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Disclosure Statement or Ballot received from the FHFA. Each Party shall cooperate and jointly prepare any amendment or supplement to the Disclosure Statement if required. If at any time prior to the Effective Date any information relating to either of the Parties, or its affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to the Disclosure Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, or as may otherwise be mutually agreed to by the Parties, an appropriate amendment or supplement describing such information shall be promptly submitted to the FHFA and disseminated to the Members of FHLB Seattle and FHLB Des Moines.

(b) FHLB Seattle and FHLB Des Moines hereby agree that the closing date for the Members of FHLB Des Moines and FHLB Seattle to vote to ratify this Agreement shall be thirty (30) days after the date the Disclosure Statement was first disseminated to such Members, unless a later date is required by the FHFA or agreed upon by the Parties (such date, the “Election Date”). FHLB Seattle and FHLB Des Moines shall use their reasonable best efforts to ensure that the Parties have the same Election Date. The FHLB Seattle Board and the FHLB Des Moines Board shall use their respective reasonable best efforts to obtain from the Members of FHLB Seattle and FHLB Des Moines, respectively, the Required FHLB Seattle Vote and the Required FHLB Des Moines Vote as of the Election Date; provided, however, that the foregoing covenant shall not be deemed to limit the right of the FHLB Seattle Board or the FHLB Des Moines Board to make a Change in Recommendation in compliance with Section 5.1(d). Provided this Agreement has not been terminated in accordance with Article VII, nothing contained in this Agreement shall be deemed to relieve FHLB Seattle or FHLB Des Moines of their respective obligations to submit this Agreement to their respective Members for a vote on the ratification of this Agreement in accordance with the FHFA Merger Rules (it being understood that in no event shall either Party be required to disseminate the Disclosure Statement until the Merger Application has been approved by the FHFA). Subject to Section 5.1(d), the Disclosure Statement shall include the recommendations of the FHLB Seattle Board and the FHLB Des Moines Board that the Members of FHLB Seattle and FHLB Des Moines, respectively, vote to ratify this Agreement (such recommendation being referred to herein as the “FHLB Seattle Board Recommendation” and the “FHLB Des Moines Board Recommendation,” respectively, and collectively, as the “Board Recommendations”).

(c) Subject to Section 5.1(d), neither the FHLB Seattle Board or the FHLB Des Moines Board nor any committee of either thereof shall: (i) withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party, or publicly adopt or propose a resolution to withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party; (ii) fail to reaffirm its Board Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of FHLB Seattle or FHLB Des Moines (as applicable), in each case, within ten (10) Business Days after the other Party requests in writing that such action be taken in the event that an Acquisition Proposal relating to the FHLB Seattle Stock (in the case of the FHLB Seattle Board) or the FHLB Des Moines Stock (in the case of the FHLB Des Moines Board), shall have been publicly disclosed or announced (provided that, for purposes of clarity, no such reaffirmation or statement shall be required by the Target Party or its board of directors during any ten (10) Business Day period described in Section 5.1(d)); (iii) fail to announce publicly within ten (10) Business Days after an Acquisition Proposal relating to the FHLB Seattle Stock (in the case of the FHLB Seattle Board) or the FHLB Des Moines Stock (in the case of the FHLB Des Moines Board), shall have been publicly announced, that it recommends rejection of such Acquisition Proposal (provided that, for purposes of clarity, no such announcement shall be required by the Target Party or its board of directors during any ten (10) Business Day period described in Section 5.1(d)); (iv) approve, endorse or recommend any such Acquisition Proposal with respect to FHLB Seattle (in the case of the FHLB Seattle Board) or FHLB Des Moines (in the case of the FHLB Des Moines Board); or (v) resolve or propose to take, or not to take, as the case may be, any action described in clauses (i) through (iv) of this sentence (each of the foregoing actions described in clauses (i) through (v) of this sentence being referred to herein as a “Change in Recommendation”).

(d) Notwithstanding anything to the contrary contained in Sections 5.1(b) or 5.1(c), at any time prior to the ratification of this Agreement by the Required FHLB Seattle Vote (in the case of FHLB Seattle) or the Required FHLB Des Moines Vote (in the case of FHLB Des Moines), the FHLB Seattle Board or the FHLB Des Moines Board, as the case may be, may effect, or cause FHLB Seattle or FHLB Des Moines, respectively, to effect a Change in Recommendation:

(i) if: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to FHLB Seattle or FHLB Des Moines (such Party under such circumstances being referred to herein as a “Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement; (C) the Target Party has materially complied with its obligations to provide notices to the other Party of any Acquisition Proposal and other matters requiring notice under Section 5.4(b)(ii); (D) the board of directors of the Target Party determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal; (E) such board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within ten (10) Business Days after the other Party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation; (F) during such ten (10) Business Day period, if requested by such other Party, the Target Party engages in good faith negotiations with such other Party to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such ten (10) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (F) or otherwise); and (H) the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its statutory and fiduciary duties under Applicable Law; or

(ii) if: (A) a material development or change in circumstances occurs (that is not an Acquisition Proposal) or arises after the date of this Agreement that was neither known to FHLB Seattle or FHLB Des Moines or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by FHLB Seattle or FHLB Des Moines or any of their respective executive officers, directors, advisors and representatives as of the date of this Agreement (such material development or change in such circumstances being referred to herein as an “Intervening Event”); provided, however, the fact that FHLB Seattle or FHLB Des Moines meets or exceeds internal or published estimates or projections of revenues, earnings or other financial metrics for any period shall not, in and of itself, constitute an Intervening Event (it being understood that the underlying causes of such change or fact shall not be excluded in determining whether there has been an Intervening Event); (B) at least ten (10) Business Days prior to each meeting of the FHLB Seattle Board or the FHLB Des Moines Board at which such board of directors intends to consider whether such Intervening Event requires such board of directors to effect or cause FHLB Seattle (in the case of the FHLB Seattle Board)

or FHLB Des Moines (in the case of the FHLB Des Moines Board) to effect, a Change in Recommendation, the Party whose board of directors is to meet for such purpose provides the other Party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event (it being agreed that any material change in such Intervening Event shall require a new notice and ten (10) Business Day period); (C) during such ten (10) Business Day period, if requested by the Party so notified, the Party whose board of directors is to meet for such purpose engages in good faith negotiations with the Party so notified to amend this Agreement in a manner that obviates the need to effect or cause a Change in Recommendation as a result of such Intervening Event; and (D) the board of directors that is considering whether to effect a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its statutory and fiduciary duties under Applicable Law.

5.2 Access to Information.

(a) Upon reasonable notice, FHLB Seattle and FHLB Des Moines shall each afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts and records and, during such period, each of FHLB Seattle and FHLB Des Moines shall make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, the FHLB Act, the FHFA Regulations and any other applicable federal or state banking laws or other Applicable Law (other than reports or documents which such Party is not permitted to disclose under Applicable Law) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any applicable privilege, including the attorney-client privilege, of the institution in possession or control of such information or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement. The Parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated as of February 21, 2014, between FHLB Seattle and FHLB Des Moines (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either FHLB Des Moines or FHLB Seattle shall affect the representations and warranties of the other.

5.3 Reasonable Best Efforts; FHFA Approvals; Merger Application.

(a) Each of FHLB Seattle and FHLB Des Moines shall use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all

Applicable Laws which may be imposed on such Party with respect to the Merger and to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other Party to obtain) the FHFA Approvals and any other consent, authorization, order or approval of, or any exemption by, any other Governmental Authority or any other public or private third party which is required to be obtained or made by such Party pursuant to Applicable Law or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such Party or on the Continuing Bank having an effect of the type referred to in Section 6.1(e) (excluding, for the avoidance of doubt, any such condition or restriction with respect to which the condition to Closing in Section 6.1(e) has been deemed satisfied or waived in accordance with the terms of Section 6.1(e)).

(b) In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

(i) As soon as practicable after the date hereof, each of FHLB Seattle and FHLB Des Moines shall use all reasonable best efforts to prepare the Merger Application, the Disclosure Statement and any other necessary documentation and effect all necessary filings in order to obtain the FHFA Approvals and the other Requisite Regulatory Approvals.

(ii) Subject to Applicable Law and all applicable privileges, including the attorney-client privilege, and to the extent not prohibited by any applicable Governmental Authority, the Parties will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their directors, officers and Members and such other matters as may be necessary or advisable in connection with the Merger Application, the Disclosure Statement and any other application, petition or statement made by or on behalf of any Party to any Governmental Authority in connection with the Merger. Subject to Applicable Law and all applicable privileges, including the attorney-client privilege, and to the extent not prohibited by any applicable Governmental Authority, (A) FHLB Seattle and FHLB Des Moines shall have the right to review in advance all filings made by the other Party in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than with regard to information reasonably considered confidential by the providing Party) and (B) FHLB Seattle and FHLB Des Moines shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than any part of such filings reasonably considered confidential by the providing Party).

(iii) Subject to Applicable Law and to the extent not prohibited by the relevant Governmental Authority, FHLB Seattle and FHLB Des Moines shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority (except for any confidential portions thereof) from and after the date of this Agreement through the Effective Date.

(iv) FHLB Seattle and FHLB Des Moines shall promptly inform each other of and supply to each other any material communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Authority, in each case, regarding any of the transactions contemplated hereby, to the extent such communication is not prohibited by the relevant Governmental Authority.

(v) FHLB Seattle and FHLB Des Moines shall, to the extent practical, allow the representatives of the other Party to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Authority or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be required by such Governmental Authority. In furtherance of the foregoing, FHLB Seattle and FHLB Des Moines shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(vi) Each of FHLB Seattle and FHLB Des Moines shall pay one-half of any applicable HSR Act filing fee.

5.4 Acquisition Proposals.

(a) Each of FHLB Des Moines and FHLB Seattle agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, acquisition, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase by or sale to a third party of 20% or more of its assets (other than any such purchase or sale in the ordinary course of business, consistent with past practice, or as contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule or Schedule 4.2 of the FHLB Des Moines Disclosure Schedule), or any purchase or sale of, or tender or exchange offer for, its voting securities (other than any such purchase or sale in the ordinary course of business, consistent with past practice, or as contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule or Schedule 4.2 of the FHLB Des Moines Disclosure Schedule) or that, if consummated, would result in any Person (or the Members of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, prior to the Election Date, nothing in this Section 5.4 shall prohibit a Party from providing confidential information or data regarding such Party to, or entering into discussions and negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal that such Party or its board of directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal if (A) such Acquisition Proposal did not result from any breach of any other provision of Section 5.4(a) and (B) such Party first enters into a confidentiality agreement with the Person making such Acquisition Proposal having provisions that are no less favorable to such Person than those then contained in the Confidentiality Agreement.

(ii) Each Party shall notify the other Party promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party by any Person that informs such Party that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within twenty four (24) hours, notify the other Party, in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) (and shall promptly provide to the other Party copies of all material nonpublic information so provided not previously provided to the other Party) and shall keep the other Party promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within twenty four (24) hours of receipt a copy of all material documentation or correspondence relating thereto (including copies of all changes in any terms).

(c) Each of FHLB Des Moines and FHLB Seattle agrees that (i) it will and will cause its officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and will promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, and (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill or similar agreement to which it is a party with respect to any Acquisition Proposal. Each of FHLB Des Moines and FHLB Seattle agrees that it will use reasonable best efforts to inform its respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(d) Nothing in this Section 5.4 shall (i) permit either Party to terminate this Agreement (which is covered by Article VII) or (ii) affect any other obligation of the Parties under this Agreement. Provided this Agreement has not been terminated in accordance with its terms, neither Party shall submit to the vote of its Members any Acquisition Proposal other than the Merger.

(e) The provisions of this Section 5.4 shall be deemed, as between the Parties, to apply to each Party and its respective directors and employees, agents and representatives to the same extent as such provisions apply to the respective Parties, and each Party shall be responsible for any breach of such provisions by any of its directors, employees, agents or representatives.

5.5 Employee Benefit Plans and Employee Matters.

(a) FHLB Des Moines and FHLB Seattle agree that, except as otherwise provided herein and unless otherwise mutually determined, the FHLB Des Moines Benefit Plans and FHLB Seattle Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Date with respect to employees covered by such plans at the Effective Date, and the Continuing Bank shall as promptly as practical formulate Benefit Plans for the Continuing Bank, with respect both to employees who were covered by the FHLB Des Moines Benefit Plans and FHLB Seattle Benefit Plans at the Effective Date and employees who were not covered by such plans at the Effective Date, that provide benefits for services on a basis that does not discriminate between employees who were covered by the FHLB Des Moines Benefit Plans and employees who were covered by the FHLB Seattle Benefit Plans. FHLB Seattle shall adopt such amendments to the FHLB Seattle Benefit Plans as reasonably requested by FHLB Des Moines to implement the foregoing and to avoid the duplication of benefits. FHLB Seattle and FHLB Des Moines shall fund their respective defined benefit plans listed on Schedule 5.5 of the FHLB Seattle Disclosure Schedule and Schedule 5.5 of the FHLB Des Moines Disclosure Schedule, respectively, at the percentage level set forth in such schedule as of the Effective Date.

(b) FHLB Seattle and FHLB Des Moines further agree that, to the extent that employees of FHLB Seattle or FHLB Des Moines are covered by Benefit Plans of the Continuing Bank, the Continuing Bank shall: (i) provide employees of FHLB Seattle and employees of FHLB Des Moines credit for all years of service with FHLB Seattle and its predecessors, or FHLB Des Moines and its predecessors, as applicable, prior to the Effective Date for the purpose of eligibility and vesting to the extent that such credit has been recognized under the FHLB Des Moines Benefit Plans or FHLB Seattle Benefit Plans, as applicable, for such purpose, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Effective Date) and eligibility waiting periods under group health plans of the Continuing Bank to be waived with respect to employees of FHLB Seattle and FHLB Des Moines who remain as employees of the Continuing Bank (and their eligible dependents) and (iii) cause to be credited, for purposes of the Continuing Bank’s health plans, any deductibles or out-of-pocket expenses incurred by employees of FHLB Seattle and FHLB Des Moines and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Continuing Bank’s health plans with the objective that there be no double counting during the year in which the Effective Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Continuing Bank reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Continuing Bank shall have no obligations or liabilities with respect to the requirements of the preceding sentence. FHLB Seattle and FHLB Des Moines hereby further agree that, except as otherwise specified in this Agreement, the Continuing Bank shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of

FHLB Seattle and FHLB Des Moines. Without limiting the generality of the foregoing, the Continuing Bank shall recognize and honor all unused sick leave and unused vacation accrued by the employees of FHLB Seattle and FHLB Des Moines as of the Effective Date subject to any limitations on sick leave accruals or carry-overs or vacation accruals applicable under FHLB Des Moines’s sick leave or vacation accrual policies.

(c) Nothing in this Section 5.5 shall confer upon any employee any right to continue in the employ or service of FHLB Des Moines, FHLB Seattle, or the Continuing Bank, or shall interfere with or restrict in any way the rights of FHLB Des Moines, FHLB Seattle, and the Continuing Bank, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall (x) be deemed or construed to be an amendment or other modification of any FHLB Des Moines Benefit Plan, FHLB Seattle Benefit Plan or employee benefit plan of FHLB Des Moines, FHLB Seattle, or the Continuing Bank, or (y) create any third party rights in any current or former service provider or employee of FHLB Des Moines, FHLB Seattle, or the Continuing Bank.

5.6 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 5.3(vi) and Section 7.2 hereof and except that (a) if the Merger is consummated, the Continuing Bank shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Disclosure Statement and Ballot shall be paid by FHLB Des Moines and FHLB Seattle proportionately (based on the number of Members of each FHLB).

5.7 Organizational Documents; Directors; Officers; Corporate Name; Corporate Headquarters; Employment Agreements.

(a) In conjunction with the submission of the Merger Application, the Parties shall submit to the FHFA for its approval or non-objection, as applicable, the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank substantially in the forms attached hereto as Exhibits A, B and C, respectively; provided, however, that the Capital Plan of the Continuing Bank shall provide reasonable transition mechanisms for (i) subjecting over a period of time the former FHLB Seattle Members to the provisions of the Capital Plan of the Continuing Bank and (ii) allowing the Continuing Bank to meet financial and operational plans. Following such submission, if either Party is made aware that amendments to any such forms of Organizational Documents are required by the FHFA in connection with obtaining the Requisite Regulatory Approvals, then such Party shall promptly notify the other Party of such required amendments and, as soon as reasonably practicable thereafter, the Parties shall seek, in good faith, to reach agreement on amendments to the applicable forms of Organizational Documents of the Continuing Bank and, thereafter, shall promptly submit and (subject to Section 6.1(e)) use their reasonable efforts to obtain the FHFA’s approval or non-objection to any such agreed upon amendments as necessary to consummate the Merger. Upon receipt of approval or non-objection to any such amendments to the Organization Certificate, Bylaws, or Capital Plan of the Continuing Bank after the date of this Agreement but prior to the Effective Date (provided any material amendments have been included in the Disclosure Statement disseminated to each Party’s Members, the Organization Certificate, Bylaws or Capital Plan of the Continuing Bank substantially in the form set forth in Exhibits A, B and C, respectively (subject, in the case of the Capital Plan of the Continuing Bank, to the proviso of the first sentence in this Section 5.7(a)), shall be deemed amended, as applicable, to incorporate such amendments and any references to the Organization Certificate, Bylaws or Capital Plan of the Continuing Bank in this Agreement shall be deemed to refer to such Organizational Document as amended by the Parties pursuant to this Section 5.7(a). Prior to the Effective Date, FHLB Des Moines shall use its reasonable best efforts and take such corporate actions as may be reasonably necessary to adopt, as of the Effective Date, the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank substantially in the form attached hereto as Exhibits A, B and C (subject, in the case of the Capital Plan of the Continuing Bank, to the proviso of the first sentence in this Section 5.7(a)), respectively, with such amendments as may be agreed upon by the Parties pursuant to this Section 5.7(a). Each Party has received the signatures to the Organization Certificate from each of its directors. If the Organization Certificate in the form attached hereto as Exhibit A is amended in accordance with this Section 5.7(a) after the date of this Agreement, then each Party shall promptly, and in any event no later than ten (10) Business Days after such amendment has been approved by the FHFA (or such shorter time period if necessary in order to consummate the Merger on or prior to the End Date), obtain the signature of each of its then current directors to such amended Organization Certificate, to the extent necessary. If, prior to the Effective Date, a Party appoints any new director, then such Party shall promptly, and in any event within ten (10) Business Days of each such appointment, obtain the signature of such new director to the Organization Certificate. In connection with the Closing, each Party shall deliver to the other Party the Organization Certificate signed by each of its directors for submission to the FHFA Director for endorsement in accordance with Section 1.1.

(b) On or prior to the Effective Date, FHLB Des Moines shall cause the number of directors that will comprise the board of directors of the Continuing Bank at the Effective Date to be twenty-nine (29). Of the members of the initial board of directors of the Continuing Bank at the Effective Date, fifteen (15) shall be current members of the FHLB Des Moines Board as designated by FHLB Des Moines prior the Effective Date, and fourteen (14) shall be current members of the FHLB Seattle Board as designated by FHLB Seattle prior to the Effective Date. No other Person shall be designated to serve on the board of directors of the Continuing Bank at the Effective Date. The Parties shall seek the approval of the FHFA to maintain the board of directors of the Continuing Bank at such number until the board of directors of the Continuing Bank, with the approval of the FHFA, develops a plan to reduce the size of such board of directors to an agreed upon level. Subject to and in accordance with the Bylaws of the Continuing Bank, effective as of the Effective Date and for two years thereafter (assuming the appropriate reelection by the applicable Members) or, with respect to the vice chair of the Continuing Bank, upon the earlier expiration of his term as a director of the Continuing Bank, the chair of the FHLB Des Moines Board at the Closing shall be the chair of the board of directors of the Continuing Bank and the chair of the FHLB Seattle Board at the Closing shall be the vice chair of the board of directors of the Continuing Bank until the end of the calendar year following the second anniversary of the Effective Date (the “Initial Term”). If an individual serving in either such role at the Closing should cease to be a director prior to the end of the Initial Term, the board of the Continuing Bank shall elect a director from the same board on which such individual served prior to the Closing as a replacement for the remainder of the Initial Term. Prior to the end of the Initial Term and to become effective thereafter, the board of directors of the Continuing Bank shall elect its chair and one or more vice chairs (or other leadership positions, as the case may be) according to its Bylaws.

(c) The board of directors of the Continuing Bank shall have an executive committee; finance committee; risk committee; audit committee; human resources and compensation committee; technology or information systems committee; mission and member relations committee; or such other committees as such board of directors may establish in accordance with the Bylaws of the Continuing Bank. Prior to the consummation of the Merger, the members of such committees shall be jointly appointed by the FHLB Des Moines Board and FHLB Seattle Board, based on a collective recommendation from the chairs and vice chairs of the Parties, taking into consideration the intent that committee membership would be balanced between former FHLB Des Moines and FHLB Seattle directors. From and after the Effective Date, the board of directors of the Continuing Bank may make changes in such committee structure from time to time as needed or appropriate. The chair, in consultation with the vice chair, of the board of directors of the Continuing Bank shall appoint committee chairs, taking into consideration the intent that committee chairships should include both former FHLB Des Moines and FHLB Seattle directors. FHLB Des Moines shall consult and cooperate with FHLB Seattle in enacting amendments to its existing board committee charters and other organizational documents or adopting new organizational documents, as necessary, and each Party shall use its reasonable best efforts to cause such board committees of the Continuing Bank to be established in accordance with Section 5.7(c) at the Effective Date or as promptly as practicable thereafter.

(d) Subject to and in accordance with the Bylaws of the Continuing Bank, effective as of the Effective Date (i) the chief executive officer of the Continuing Bank shall be the current president and chief executive officer of FHLB Des Moines, and (ii) the president of the Continuing Bank shall be the current president and chief executive officer of FHLB Seattle. The chief executive officer of the Continuing Bank and the president of the Continuing Bank will be co-executive leaders of the Continuing Bank, with their respective roles and responsibilities to be established pursuant to the Bylaws of the Continuing Bank and their respective employment agreements with the Continuing Bank; provided that, subject to the terms of such employment agreements and the approval, as applicable, of the board of directors of the Continuing Bank (and any other approvals required under Applicable Law), upon retirement of the chief executive officer of the Continuing Bank not later than June 30, 2017, the president of the Continuing Bank shall become the president and chief executive officer of the Continuing Bank. Prior to the Closing, FHLB Seattle and FHLB Des Moines shall jointly designate the remaining executive officers of the Continuing Bank, which shall represent a combination of executives from FHLB Des Moines and FHLB Seattle.

(e) FHLB Des Moines shall take all actions necessary, including by adopting an amendment to the Organization Certificate of the Continuing Bank, to provide that, effective as of the Effective Date, the Continuing Bank shall be known as and operate under the name the “Federal Home Loan Bank of Des Moines”.

(f) Effective as of the Effective Date, the corporate headquarters and principal office of the Continuing Bank shall be located at Federal Home Loan Bank of Des Moines, Skywalk Level, 801 Walnut Street in Des Moines, Iowa, and the continuation and location of any other offices of the Continuing Bank following the Effective Date, including any satellite or business resumption facilities, shall be mutually agreed upon by the Parties; provided that the Continuing Bank shall maintain an office in the Seattle, Washington metropolitan area for purposes of providing Member and customer support services.

(g) Each Party shall take all actions reasonably necessary, and shall use its reasonable best efforts to cause its chief executive officer and president to enter into and execute an employment agreement with FHLB Des Moines to be effective only upon the Effective Date on terms mutually acceptable to the Parties and such executives, prior to the submission of the Merger Application.

5.8 Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock. Promptly after the date hereof and prior to the consummation of the Merger, FHLB Seattle shall use its reasonable best efforts to obtain all necessary regulatory approvals for the redemption of its outstanding shares of Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock and such additional shares of Mandatorily Redeemable FHLB Seattle Stock as may be mutually agreed upon by the parties. Upon receipt of such approval and prior to the consummation of the Merger, FHLB Seattle shall promptly redeem such number of shares of Mandatorily Redeemable FHLB Seattle Stock (including the Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock) approved by the FHFA for redemption.

5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Date, the Continuing Bank shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of FHLB Seattle (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FHLB Seattle, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Date, whether asserted or claimed prior to, or at or after, the Effective Date (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by FHLB Seattle pursuant to FHLB Seattle’s Organization Certificate, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of FHLB Seattle. Without limiting the foregoing, from and after the Effective Date, the Continuing Bank hereby agrees to assume and perform such indemnification agreements in the same manner and to the same extent that FHLB Seattle would be required to perform if the Merger had not taken place on the terms set forth in such indemnification agreements (as such agreements may be amended from time to time by the agreement of the parties thereto).

(b) For a period of six years after the Effective Date, the Continuing Bank shall cause to be maintained in effect the current policies of directors’ and officers’ liability, employment practices liability, fiduciary liability and bankers professional liability insurance maintained by FHLB Seattle (provided that the Continuing Bank may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Date; provided, however, that the Continuing Bank shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by FHLB Seattle for such insurance (“FHLB Seattle’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of FHLB Seattle’s Current Premium, then the Continuing Bank shall cause to be maintained policies of insurance which, in the Continuing Bank’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of FHLB Seattle’s Current Premium. In lieu of the foregoing, FHLB Seattle may, subject to the prior consent of FHLB Des Moines, which consent shall not be unreasonably withheld, obtain on or prior to the Effective Date six-year “tail” or “extended discovery period” policies under FHLB Seattle’s existing insurance policies described in the preceding sentence, which policies shall provide equivalent coverage to that described in the preceding sentence (except that such policies shall be for the sole benefit of the FHLB Seattle directors, officers and other individual insureds named therein) if and to the extent that the same may be obtained for an amount that does not exceed 300% of FHLB Seattle’s Current Premium, and in such case the Continuing Bank shall cause to maintain such “tail” or “extended discovery period” policies in full force and effect and to honor the obligations of FHLB Seattle and the Continuing Bank thereunder.

(c) If the Continuing Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Continuing Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Continuing Bank, as the case may be, shall assume the obligations set forth in this Section 5.9.

(d) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.10 Public Announcements. FHLB Des Moines and FHLB Seattle shall use reasonable best efforts (a) to develop a joint communications plan; (b) to ensure that all press releases and other public statements with respect to the Merger and the other transactions contemplated hereby shall be consistent with such joint communications plan; and (c) except in respect of any announcement required by Applicable Law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Disclosure Statement in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party (which consent shall not be unreasonably withheld). Notwithstanding anything to the contrary, following a Change in Recommendation by FHLB Seattle or FHLB Des Moines, as the case may be, the Party making the Change in Recommendation shall, if this Agreement has not then been terminated, provide the other Party with its Member lists and allow and facilitate the other Party’s contact with its Members and prospective Members and such contacts may be made without regard to the above limitations of this Section 5.10. Except as provided in the immediately preceding sentence, neither Party shall contact any Member of the other Party without the prior consent of such other Party.

5.11 Amendment to FHLB Seattle Capital Plan. Prior to the Closing, FHLB Seattle shall take all actions necessary to effect an amendment to the FHLB Seattle Capital Plan (including exercising its reasonable best efforts to obtain all necessary FHFA approvals) in order to address the matters set forth in Schedule 4.1(d) of the FHLB Seattle Bank Disclosure Schedule (the “Seattle Capital Plan Amendment”). The Seattle Capital Plan Amendment shall be in form and substance reasonably acceptable to FHLB Des Moines.

5.12 Additional Agreements. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Banks, the proper officers and directors of each Party shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing:

(a) FHFA Approvals. The FHFA Approvals shall have been obtained and shall be in full force and effect.

(b) Member Approval. FHLB Seattle shall have obtained the Required FHLB Seattle Vote, and FHLB Des Moines shall have obtained the Required FHLB Des Moines Vote.

(c) HSR Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act and its implementing regulation or any other antitrust laws shall have expired or been terminated or any approval under such laws shall have been received and shall be in full force and effect.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect and no action brought by a Governmental Authority with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority of competent jurisdiction which makes the consummation of the Merger illegal.

(e) Absence of Certain Conditions. Except as expressly contemplated under this Agreement, no Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that, in connection with the grant of a

Requisite Regulatory Approval, requires any of the Parties, including the Continuing Bank, to agree to any condition, requirement or restriction upon the Continuing Bank that would constitute a material impairment of the benefits reasonably expected to be realized from the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in Section 1.1 or this Section 6.1 to the contrary, following the initial dissemination of the Disclosure Statement by the Parties in accordance with Section 5.1, except with respect to any new conditions required, or actions taken, by the FHFA or any other Governmental Authority subsequent to such date, the condition set forth in this Section 6.1(e) shall have been deemed satisfied (or waived, as applicable).

(f) Organizational Documents. FHLB Des Moines and FHLB Seattle shall have taken all action necessary so that the Organization Certificate, Bylaws and Capital Plan of FHLB Des Moines, as amended in substantially the forms attached hereto as Exhibit A, B and C, respectively (subject, in the case of the Capital Plan of FHLB Des Moines, to the provisions of the Capital Plan of the Continuing Bank described in Section 5.7(a)), or in such other forms as may be required by the FHFA and mutually agreed upon by the Parties pursuant to Section 5.7(a), shall have been duly adopted by the FHLB Des Moines Board as the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank effective no later than the Effective Date.

(g) Seattle Capital Plan Amendment. The FHLB Seattle Capital Plan Amendment shall have been adopted and be in full force and effect.

6.2 Conditions to Obligation of FHLB Des Moines. The obligation of FHLB Des Moines to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Closing, unless waived by FHLB Des Moines:

(a) Representations and Warranties. Each of the representations and warranties of FHLB Seattle set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date, as though made on and as of the Effective Date, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle or the Continuing Bank, and FHLB Des Moines shall have received a certificate signed on behalf of FHLB Seattle by the chief executive officer and by the chief financial officer of FHLB Seattle to such effect.

(b) Performance of Obligations. FHLB Seattle shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and FHLB Des Moines shall have received a certificate signed on behalf of FHLB Seattle by the chief executive officer and by the chief financial officer of FHLB Seattle to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, FHLB Seattle shall not have suffered a Material Adverse Effect.

6.3 Conditions to Obligation of FHLB Seattle. The obligation of FHLB Seattle to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Closing, unless waived by FHLB Seattle:

(a) Representations and Warranties. Each of the representations and warranties of FHLB Des Moines set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date, as though made on and as of the Effective Date, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines or the Continuing Bank, and FHLB Seattle shall have received a certificate signed on behalf of FHLB Des Moines by the chief executive officer and by the chief financial officer of FHLB Des Moines to such effect.

(b) Performance of Obligations. FHLB Des Moines shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and FHLB Seattle shall have received a certificate signed on behalf of FHLB Des Moines by the chief executive officer and by the chief financial officer of FHLB Des Moines to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, FHLB Des Moines shall not have suffered a Material Adverse Effect.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after approval of the Merger by the Members of FHLB Seattle or FHLB Des Moines:

(a) by mutual consent of FHLB Des Moines and FHLB Seattle in a written instrument;

(b) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party, if (i) the FHFA has denied approval of the Merger and such denial is final and evidenced in writing from the FHFA Director or (ii) any other Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to materially comply with Section 5.3 or any other provision of this Agreement shall have resulted in, or materially contributed to, such action;

(c) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party, if the Merger shall not have been consummated on or before June 30, 2015 (such date, as may be extended hereunder, the “End Date”); provided, however, that the End Date may be extended one or more times, but not past September 30, 2015, by notice from either Party delivered to the other Party on or before June 30, 2015, or the later date to which such date has then been most recently extended as provided herein, if the only conditions to the Closing that have not been satisfied as of the date such notice is delivered are the receipt of the FHFA Approvals (or the satisfaction of any final conditions to the FHFA Approvals necessary to consummate the Merger), any other Requisite Regulatory Approval, the Required FHLB Seattle Vote or the Required FHLB Des Moines Vote and the satisfaction of any such condition(s) remains reasonably possible; provided, further, that if the FHFA Approvals and any other outstanding Requisite Regulatory Approvals are obtained on or prior to September 30, 2015, then the End Date may be extended by either Party for up to three (3) months after the effective date of the last Requisite Regulatory Approval received by the Parties in order to obtain the Required FHLB Seattle Vote and the Required FHLB Des Moines Vote, as applicable, and satisfy any final conditions to the FHFA Approvals necessary to consummate the Merger; provided, further, that, notwithstanding any of the foregoing, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to materially comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Closing to occur on or before the applicable End Date;

(d) by FHLB Des Moines, upon written notice to FHLB Seattle, if (i) FHLB Seattle shall have materially breached its obligations under Section 5.1 or Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the FHLB Seattle Board or FHLB Seattle (each event described in the foregoing clauses (i) and (ii), an “FHLB Seattle Triggering Event”);

(e) by FHLB Seattle, upon written notice to FHLB Des Moines, if (i) FHLB Des Moines shall have materially breached its obligations under Section 5.1 or Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the FHLB Des Moines Board or FHLB Des Moines (each event described in the foregoing clauses (i) and (ii), an “FHLB Des Moines Triggering Event”);

(f) by FHLB Des Moines, upon written notice to FHLB Seattle, if, prior to (but not after) the time at which the Required FHLB Des Moines Vote has been obtained: (i) FHLB Des Moines has not breached or failed to perform in any material respect its obligations or agreements contained in Section 5.1 or Section 5.4; (ii) the FHLB Des Moines Board makes a Change of Recommendation in response to a Superior Proposal or an Intervening Event; and (iii) FHLB Des Moines prior to or concurrently with such termination pays FHLB Seattle in immediately available funds the Termination Fee;

(g) by FHLB Seattle, upon written notice to FHLB Des Moines, if, prior to (but not after) the time at which the Required FHLB Seattle Vote has been obtained: (i) FHLB Seattle has not breached or failed to perform in any material respect its obligations or agreements contained in Section 5.1 or Section 5.4; (ii) the FHLB Seattle Board makes a Change of Recommendation in response to a Superior Proposal or an Intervening Event; and (iii) FHLB Seattle prior to or concurrently with such termination pays FHLB Des Moines in immediately available funds the Termination Fee;

(h) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party at any time after the Election Date and the review of Ballots, if FHLB Seattle or FHLB Des Moines shall have failed to obtain the Required FHLB Seattle Vote or the Required FHLB Des Moines Vote, as applicable; and

(i) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date, the failure of the condition set forth in Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within sixty (60) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either FHLB Seattle or FHLB Des Moines as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of FHLB Des Moines or FHLB Seattle or their respective officers or directors, except that (i) Sections 5.2(b), 5.6, this Section 7.2 and Article VIII shall survive such termination and remain in full force and effect (and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms) and (ii) no Party shall be relieved or released from any liability arising out of its (x) willful and material breach of this Agreement or (y) fraud.

(b) FHLB Des Moines shall pay FHLB Seattle, by wire transfer of immediately available funds, the sum of $57,000,000 (the “Termination Fee”), without duplication, if this Agreement is terminated as follows:

(i) if FHLB Seattle shall terminate this Agreement pursuant to Section 7.1(e), then FHLB Des Moines shall pay the Termination Fee on the Business Day following such termination;

(ii) if FHLB Des Moines shall terminate this Agreement pursuant to Section 7.1(f), then FHLB Des Moines shall pay the Termination Fee prior to or concurrently with such termination;

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal regarding FHLB Des Moines that is publicly announced or otherwise publicly known (a “FHLB Des Moines Public Proposal”), and (C) following the occurrence of such FHLB Des Moines Public Proposal, FHLB Des Moines shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.3(a) or 6.3(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Date to occur prior to the termination of this Agreement, then FHLB Des Moines shall pay the Termination Fee on the Business Day following such termination; and

(iv) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(h) because the Required FHLB Des Moines Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before such the FHLB Des Moines Election Date there shall have been (i) an FHLB Des Moines Public Proposal that is not withdrawn prior to the FHLB Des Moines Election Date or (ii) an FHLB Des Moines Triggering Event, then FHLB Des Moines shall pay the Termination Fee on the Business Day following such termination.

(c) FHLB Seattle shall pay FHLB Des Moines, by wire transfer of immediately available funds, the Termination Fee, without duplication, if this Agreement is terminated as follows:

(i) if FHLB Des Moines shall terminate this Agreement pursuant to Section 7.1(d), then FHLB Seattle shall pay the Termination Fee on the Business Day following such termination;

(ii) if FHLB Seattle shall terminate this Agreement pursuant to Section 7.1(g), then FHLB Seattle shall pay the Termination Fee prior to or concurrently with such termination; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal regarding FHLB Seattle that is publicly announced or otherwise publicly known (a “FHLB Seattle Public Proposal”), and (C) following the occurrence of such FHLB Seattle Public Proposal, FHLB Seattle shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.2(a) or 6.2(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Date to occur prior to the termination of this Agreement, then FHLB Seattle shall pay the Termination Fee on the Business Day following such termination; and

(iv) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(h) because the Required FHLB Seattle Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the FHLB Seattle Election Date there shall have been an (i) an FHLB Seattle Public Proposal that is not withdrawn prior to the FHLB Seattle Election Date or (ii) an FHLB Seattle Triggering Event, then FHLB Seattle shall pay the Termination Fee on the Business Day following such termination.

(d) In no event shall FHLB Seattle and FHLB Des Moines be entitled to receive more than one Termination Fee, it being understood that only one Termination Fee shall be payable by FHLB Des Moines or FHLB Seattle upon the occurrence of one or more events triggering payment of the Termination Fee, as applicable, under clauses (i) through (iv) of Section 7.2(b) and Section 7.2(c), respectively. In the event that the Termination Fee is payable by both Parties pursuant to Section 7.2(b)(iv) and Section 7.2(c)(iv), then notwithstanding anything to the contrary in this Section 7.2, neither Party shall be required to pay such Termination Fee.

(e) The Parties acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, that the payment of any Termination Fee constitutes liquidated damages and not a penalty and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to pay any and all amounts due to the other Parties on the dates specified in accordance with Section 7.2(b) or Section 7.2(c), then such non-paying Party shall pay all costs and expenses (including legal fees and expenses) incurred by the other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by such other Party to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.

(f) In the event that the Termination Fee is payable by either Party pursuant to this Section 7.2 and the other Party receives payment of the Termination Fee then, subject to the receiving Party’s rights under Section 7.2(e) to recover costs and expenses incurred in connection with any action or proceeding to collect such Termination Fee in full (together with interest), the right to receive such Termination Fee shall constitute such other Party’s sole and exclusive remedy under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings ascribed thereto in Annex I attached hereto.

8.2 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Date.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)	if to FHLB Des Moines, to

Federal Home Loan Bank of Des Moines

801 Walnut St

Des Moines, Iowa 50309

Facsimile: (515) 699-1293

Attention: General Counsel

with a copy (which shall not constitute notice) to

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Facsimile: (703) 760-7777

Attention: Lawrence Bard

and

(b)	if to FHLB Seattle, to

Federal Home Loan Bank of Seattle

1001 Fourth Avenue, Suite 2600

Seattle, Washington 98154

Facsimile: (206) 340-2485

Attention: Chief Counsel

with a copy (which shall not constitute notice) to

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

Facsimile: (206) 359-7752

Attention: Jens Fischer

8.4 Interpretation. When a reference is made in this Agreement to Sections or subsections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes”, “included” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the Members of FHLB Seattle or of FHLB Des Moines, but, after any such approval, no amendment shall be made which by law requires further approval by such Members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Date, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

8.7 Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

8.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 5.9, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. In no event shall the terms of this Agreement be deemed to establish, amend or modify any employee benefit plan of FHLB Seattle, FHLB Des Moines, or the Continuing Bank or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, or confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with FHLB Seattle, FHLB Des Moines or the Continuing Bank, or constitute or create an employment agreement with or for any individual.

8.9 Governing Law. This Agreement shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the substantive laws of the State of Delaware (excluding, however, laws regarding the conflict of law provisions). In any action between the Parties arising out of or relating to this Agreement, the Merger or the transactions contemplated herein, each Party irrevocably and unconditionally consents and submits to the jurisdiction and venue of the federal courts of the United States.

8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. EACH PARTY AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION OR DISPUTE RESOLUTION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, FHLB Des Moines and FHLB Seattle have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

THE FEDERAL HOME LOAN BANK OF DES MOINES

By:	/s/ Richard S. Swanson
Name:	Richard S. Swanson
Title:	President and Chief Executive Officer

THE FEDERAL HOME LOAN BANK OF SEATTLE

By:	/s/ Michael L. Wilson
Name:	Michael L. Wilson
Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Annex I

Certain Definitions

For purposes of the Agreement (including this Annex I):

“Acquisition Proposal” has the meaning set forth in Section 5.4(a).

“Advance” with respect to each Party means any loan made by such Party that meets the requirement of an “Advance” as defined pursuant to 12 CFR 900.2 of the FHLB Act.

“Agreement” has the meaning set forth in the preamble.

“AHP” means the Affordable Housing Program established by each FHLB in accordance with the FHLB Act.

“Applicable Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Authority applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person).

“Ballot” has the meaning set forth in Section 5.1(a).

“Benefit Plan” has the meaning set forth in Section 3.1(q)(i).

“Board Recommendation” has the meaning set forth in Section 5.1(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Iowa and State of Washington are authorized or obligated to close.

“Bylaws” of a Party means the bylaws of such Party as in effect as of the date of this Agreement (unless the circumstances indicate another date).

“Capital Agreement” means the Joint Capital Enhancement Agreement entered into on February 28, 2011, as amended on August 5, 2011, among the twelve FHLBs.

“Capital Plan” means the capital structure plan required for each FHLB by section 6(b) of the FHLB Act (12 U.S.C. 1426(b)), and part 933 of the FHFA Regulations, as approved by the FHFA.

“Change in Recommendation” has the meaning set forth in Section 5.1(c).

“Closing” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Constituent Banks” means each of FHLB Des Moines and FHLB Seattle.

“Continuing Bank” means FHLB Des Moines, as the Constituent Bank that will survive the Merger of the Constituent Banks.

“Derivative Contract” has the meaning set forth in Section 3.1(o).

“Disclosure Statement” means a written document prepared in accordance with the FHFA Merger Rules for the purpose of obtaining the Required FHLB Seattle Vote and the Required FHLB Des Moines Vote, as may be amended and supplemented from time to time.

“EDGAR” has the meaning set forth in Section 3.1(d)(i).

“Election Date” has the meaning set forth in Section 5.1(b).

“Effective Date” has the meaning set forth in Section 1.1.

“End Date” has the meaning set forth in Section 7.1(c).

“Enforceability Exceptions” has the meaning set forth in Section 3.1(c)(i).

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization or agency requirement relating to: (i) the protection of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury to persons or property in connection with any Hazardous Substance.

“ERISA” has the meaning set forth in Section 3.1(q)(i).

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Stock” means that amount of a Party’s capital stock owned by a Member of such Party or other institution in excess of that Member’s or other institution’s minimum investment in capital stock required under the Capital Plan of such Party, the FHLB Act, or the FHFA Regulations, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3.

“FHFA” means the Federal Housing Financing Agency or, where appropriate in the context, its predecessor agency, the Federal Housing Finance Board.

“FHFA Approvals” has the meaning set forth in Section 3.1(c)(iii).

“FHFA Director” means the director of the FHFA or his or her designee.

“FHFA Merger Rules” means the rules set forth under Final Rule, Voluntary Mergers of Federal Home Loan Banks, 76 Fed. Reg. 72,823 (Nov. 28, 2011) (codified at 12 C.F.R. part 1278).

“FHFA Regulations” means the regulations of the FHFA found at 12 C.F.R. Chapters IX and XII, as amended from time to time.

“FHLB” means a Federal Home Loan Bank established under Section 12 of the FHLB Act.

“FHLB Act” means the Federal Home Loan Bank Act, as amended (12 U.S.C. 1421 through 1449).

“FHLB Des Moines” has the meaning set forth in the preamble.

“FHLB Des Moines Benefit Plan” has the meaning set forth in Section 3.2(q)(i).

“FHLB Des Moines Board” has the meaning set forth in the recitals.

“FHLB Des Moines Board Approval” has the meaning set forth in Section 3.2(v).

“FHLB Des Moines Board Recommendation” has the meaning set forth in Section 5.1(b).

“FHLB Des Moines Capital Plan” means the Capital Plan of FHLB Des Moines, as amended and revised on September 5, 2011 and approved by the FHFA on August 5, 2011, as may be amended.

“FHLB Des Moines Class A Stock” means the FHLB Des Moines Class A stock, par value one hundred dollars ($100) per share, having the rights, preferences and terms set forth in the Capital Plan of FHLB Des Moines (or, upon and after the Closing, the Capital Plan of the Continuing Bank).

“FHLB Des Moines Class B Activity Stock” means the subclass of Class B Stock, par value one hundred dollars ($100) per share, issued by FHLB Des Moines and purchased and held, as the case may be, to satisfy activity-based stock purchase requirements of Members as set forth in the Capital Plan of FHLB Des Moines (or, upon and after the Closing, the Capital Plan of the Continuing Bank).

“FHLB Des Moines Class B Membership Stock” means the subclass of Class B Stock, par value one hundred dollars ($100) per share, issued by FHLB Des Moines and purchased and held, as the case may be, as a condition of membership pursuant to the Capital Plan of FHLB Des Moines (or, upon and after the Closing, the Capital Plan of the Continuing Bank).

“FHLB Des Moines Class B Stock” means the FHLB Des Moines Class B Membership Stock and FHLB Des Moines Class B Activity Stock.

“FHLB Des Moines Contracts” has the meaning set forth in Section 3.2(j).

“FHLB Des Moines Disclosure Schedule” has the meaning set forth in the lead-in paragraph to Section 3.2.

“FHLB Des Moines Intellectual Property” has the meaning set forth in Section 3.2(s).

“FHLB Des Moines Multiple Employer Plans” has the meaning set forth in Section 3.2(q)(iii).

“FHLB Des Moines Permits” has the meaning set forth in Section 3.2(f).

“FHLB Des Moines Public Proposal” has the meaning set forth in Section 7.2(b)(iii).

“FHLB Des Moines SEC Documents” has the meaning set forth in Section 3.2(d)(i).

“FHLB Des Moines Stock” means the FHLB Des Moines Class B Stock and shall include, from and after the Effective Date, the FHLB Des Moines Class A Stock.

“FHLB Des Moines Triggering Event” has the meaning set forth in Section 7.1(e).

“FHLB Seattle” has the meaning set forth in the preamble.

“FHLB Seattle Benefit Plan” has the meaning set forth in Section 3.1(q)(i).

“FHLB Seattle Board” has the meaning set forth in the recitals.

“FHLB Seattle Board Approval” has the meaning set forth in Section 3.1(v).

“FHLB Seattle Board Recommendation” has the meaning set forth in Section 5.1(b).

“FHLB Seattle Capital Plan” means the Capital Plan of FHLB Seattle adopted March 5, 2002, as amended on November 22, 2002, December 8, 2004, March 9, 2005, June 8, 2005, October 11, 2006, February 20, 2008, March 6, 2009, September 5, 2011 and November 5, 2012, as may be amended.

“FHLB Seattle Capital Plan Amendment” has the meaning set forth in Section 5.11.

“FHLB Seattle Certificate” means a stock certificate, in book-entry form, that immediately prior to the Effective Date represented one or more shares of FHLB Seattle Stock.

“FHLB Seattle Class A Stock” means the FHLB Seattle Class A Stock, par value one hundred dollars ($100) per share, having the rights, preferences and terms set forth in the FHLB Seattle Capital Plan.

“FHLB Seattle Class B Stock” means the Class B Stock, par value one hundred dollars ($100) per share, having the rights, preferences and terms set forth in the FHLB Seattle Capital Plan.

“FHLB Seattle Contracts” has the meaning set forth in Section 3.1(j).

“FHLB Seattle Disclosure Schedule” has the meaning set forth in the lead-in paragraph to Section 3.1.

“FHLB Seattle Intellectual Property” has the meaning set forth in Section 3.1(s).

“FHLB Seattle Multiple Employer Plans” has the meaning set forth in Section 3.1(q)(iii).

“FHLB Seattle Permits” has the meaning set forth in Section 3.1(f)(i).

“FHLB Seattle Public Proposal” has the meaning set forth in Section 7.2(c)(iii).

“FHLB Seattle SEC Documents” has the meaning set forth in Section 3.1(d)(i).

“FHLB Seattle Stock” means FHLB Seattle Class A Stock and FHLB Seattle Class B Stock.

“FHLB Seattle’s Current Premium” has the meaning set forth in Section 5.9(b).

“FHLB Seattle Triggering Event” has the meaning set forth in Section 7.1(d).

“Hazardous Substance” means any hazardous substance that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (iii) any other such substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.1(c)(iii).

“Housing Associate” of any Party means an entity that has been approved as a housing associate of such Party pursuant to part 926 of the FHFA Regulations.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any court, administrative agency, commission, board, department or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Indebtedness” means, with respect to any Person, (a) such Person’s indebtedness for borrowed money, (b) amounts owing by such Person as deferred purchase price for property or services (excluding accrued expenses and trade payables), (c) indebtedness of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness of such Person secured by a Lien on any assets or properties of such Person, (f) indebtedness of such Person under leases required to be accounted for as capital leases under GAAP, and (g) guarantees of such Person with respect to any indebtedness, amounts owing, commitments or obligations of any other Person of a type described in clauses (a) through (f) above.

“Initial Term” has the meaning set forth in Section 5.7(b).

“IRS” means the United States Internal Revenue Service.

“Indemnified Liabilities” has the meaning set forth in Section 5.9(a).

“Indemnified Parties” has the meaning set forth in Section 5.9(a).

“Injunction” has the meaning set forth in Section 6.1(d).

“Intervening Event” has the meaning set forth in Section 5.1(d)(ii).

“Knowledge” means facts and other information which, as of the date of this Agreement, the chief executive officer, president, chief financial officer, chief administrative officer, chief accounting officer, chief legal counsel or general counsel, chief risk officer, chief business officer and chief technology officer, director of internal audit or director of human resources of a Party, or any other executive employee of a Party with responsibilities commensurate to any of the foregoing positions, knows as a result of the performance of his or her duties, or that any such officer of a FHLB reasonably should know in the normal course of his or her duties, and includes diligent inquiry as is reasonable under the circumstances.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loans” means loans, Advances and any other advances (including variable interest rate, fixed interest rate and structured advances), extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person pursuant to applicable regulatory or accounting principles.

“Merger” has the meaning set forth in the recitals.

“Merger Application” has the meaning set forth in Section 3.1(c)(iii).

“Mandatorily Redeemable FHLB Seattle Stock” has the meaning set forth in Section 3.1(b)(i).

“Material Adverse Effect” means, with respect to either FHLB Des Moines or FHLB Seattle, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such Party taken as a whole or on the ability of such Party to perform its obligations hereunder on a timely basis; provided that the following shall not be deemed to have, and shall not be taken into account in determining whether there has been, a “Material Adverse Effect”: any change or event caused by or resulting from (i) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (ii) changes in U.S. or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Persons, (iii) changes or events, after the date hereof, affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated Persons, (iv) changes, after the date hereof, in GAAP, Applicable Law or regulatory accounting requirements applicable to FHLBs or financial institutions generally, (v) actions or omissions of FHLB Des Moines or FHLB Seattle taken (or omitted to be taken) with the prior written consent of the other Party or permitted or contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule or Schedule 4.2 of the FHLB Des Moines Disclosure Schedule, or required to be taken (or omitted to be taken) in compliance with Sections 5.5 and 5.8 of this Agreement, (vi) the failure to meet any internal or published estimates or projections of revenues, earnings or other financial metrics, in and of itself (it being understood that the causes giving rise to such failure may, to the extent permitted by the other clauses of this definition, be taken into account in determining whether there has been a Material Adverse Effect), (vii) changes or events arising from the announcement or pendency of the Merger or the transactions contemplated hereby, including (a) any lawsuit commenced by a shareholder or Member of either Party challenging the Merger or the transactions contemplated hereby and (b) the departure of any Member or the loss of any employee or business partner resulting from the announcement of the Merger or the transactions contemplated hereby or (viii) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“Member” means, with respect to either FHLB Des Moines or FHLB Seattle, an institution that has been approved for membership by FHLB Des Moines or FHLB Seattle, as applicable, that has purchased FHLB Des Moines Stock or FHLB Seattle Stock, as applicable, and continues to be entitled to all of the rights, privileges and obligations associated with being a member of FHLB Des Moines or FHLB Seattle, as applicable.

“MPF Program” means the Mortgage Partnership Finance® program offered by the Federal Home Loan Bank of Chicago (including the Mortgage Partnership Finance Xtra® program).

“Multiemployer Plan” has the meaning set forth in Section 3.1(q)(iii).

“Multiple Employer Plan” has the meaning set forth in Section 3.1(q)(iii).

“Office of Finance” means the Office of Finance, a joint office of the FHLBs established under part 285 of the FHLB Act (12 CFR Part 1273).

“Organization Certificate,” with respect to a Constituent Bank or the Continuing Bank, means the organization certificate of such bank as endorsed by the FHFA.

“Organizational Documents” with respect to a Constituent Bank or the Continuing Bank means the Organization Certificate, Capital Plan, Bylaws and other similar organizational documents of such bank.

“Party” has the meaning set forth in the preamble.

“Permitted Liens”, with respect to any Person, means (i) Liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and regulatory accounting principles; (ii) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such Liens have been established on the books of such Person in accordance with GAAP and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded Lien (other than for funded indebtedness) relating to any leased premises that will not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) Liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, Liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) Liens on assets of such Person incurred in the ordinary course of their banking business, including Liens on risk assets given to secure deposits and other liabilities of such Person arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) minor Liens that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of FHLB Seattle or FHLB Des Moines, as the case may be.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Authority or other entity.

“Record Date” means the date established by the FHLB Des Moines Board and the FHLB Seattle Board, as applicable, for determining the Members of FHLB Des Moines and FHLB Seattle, respectively, that are entitled to vote on the ratification of this Agreement and the number of votes that may be cast by each such Member in such election.

“Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock” has the meaning set forth in Section 3.1(b)(i).

“Required FHLB Des Moines Vote” has the meaning set forth in Section 3.2(w).

“Required FHLB Seattle Vote” has the meaning set forth in Section 3.1(w).

“Requisite Regulatory Approvals” has the meaning set forth in Section 3.1(c)(iii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX Act” has the meaning set forth in Section 3.1(d).

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal which the board of directors of FHLB Des Moines or FHLB Seattle, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the Person making the proposal and all other legal, financial, regulatory and other aspects of the proposal deemed relevant by such board of directors, is more favorable to FHLB Des Moines or FHLB Seattle, as the case may be, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving FHLB Des Moines or FHLB Seattle, as the case may be.

“Target Party” has the meaning set forth in Section 5.1(d)(i).

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (i) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, unclaimed property, add-on minimum, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Authority in the nature of the foregoing taxes, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax, obligation to file a Tax Return or any contest or dispute thereof, (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Effective Date, and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability; provided that, notwithstanding the foregoing, Tax or Taxes shall not include any assessments imposed under an AHP established by a Party.

“Tax Return” means any report, return, estimate, election, designation, form, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Governmental Authority or other Person with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Fee” has the meaning set forth in Section 7.2(b).

“Violation” has the meaning set forth in Section 3.1(c)(ii).

Exhibit A

Form of Organization Certificate of Continuing Bank

FORM OF

AMENDED AND RESTATED ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF

DES MOINES

WHEREAS, the Organization Certificate of the Federal Home Loan Bank of Des Moines (the “Bank”), was adopted by the Bank’s Board of Directors on October 13, 1932 (the “Original Organization Certificate”), and filed with the regulator of the Bank at that time (the Federal Home Loan Bank Board);

WHEREAS, the Bank and the Federal Home Loan Bank of Seattle (the “Seattle Bank”) have entered into an agreement and plan of merger, dated as of September 25, 2014 (the “Merger Agreement”), providing for the merger of the Seattle Bank with and into the Bank (the “Merger”), with the Bank as the continuing bank in the Merger (the “Continuing Bank”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in order to consummate the Merger, it will be necessary to amend and restate the Original Organization Certificate in the form of this Amended and Restated Organization Certificate, for submission to the Director of the Federal Housing Finance Agency (the “Director”) for endorsement in accordance with 12 CFR Section 1278.7; and

WHEREAS, each of the directors who will constitute the Board of Directors of the Continuing Bank has executed this Amended and Restated Organization Certificate in accordance with 12 CFR Section 1278.7.

NOW, THEREFORE, this Amended and Restated Organization Certificate of the Bank, which is intended to replace the Original Organization Certificate, is hereby approved by the Board of Directors of the Bank and submitted for endorsement by the Director in accordance with 12 CFR Section 1278.7.

1.	The title of this Bank shall be the FEDERAL HOME LOAN BANK OF DES MOINES.

2.	The location of the principal office of this Bank will be in the City of Des Moines, State of Iowa, or at such other city as the Director may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3.	This Bank shall be established in the City of Des Moines, State of Iowa, in District Number Eight, as defined by the Director, or as may from time to time be readjusted or modified by the Director. Said District Number Eight as now defined is as follows:

The States of Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, and the U.S. Territories of American Samoa, Guam and the Northern Mariana Islands.

4.	This Bank shall engage in the business authorized by said Federal Home Loan Bank Act (as amended from time to time, the “Act”), and it shall exercise such powers as are permitted or prescribed by the Act, subject to the supervision of the Director.

5.	The minimum amount of capital stock for the organization of this Bank shall be in such amount and in such classes as determined in accordance with the Act and applicable regulations and the Bank’s capital plan, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Act and applicable regulations. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Housing Finance Agency may from time to time prescribe or issue.

6.	This Certificate is made for the purpose of carrying out the provisions of the Act, and such other acts as may be passed by Congress amending or supplementing the Act, in so far as it or they may be applicable to the Continuing Bank, and is subject to such changes or additions, not inconsistent with law, as the Director may deem necessary or expedient and may from time to time direct.

7.	The Bank shall have succession until dissolved by the Director under the Act or by further act of Congress.

1

IN WITNESS WHEREOF, we, the directors aforesaid, have hereunto set our hands this [—] day of [—], 2015.

By:		By:
Name:	Ruth B. Bennett	Name:	David P. Bobbitt
Title:	Director	Title:	Director

By:		By:
Name:	Johnny A. Danos	Name:	Gerald D. Eid
Title:	Director	Title:	Director

By:		By:
Name:	Marianne M. Emerson	Name:	David J. Ferries
Title:	Director	Title:	Director

By:		By:
Name:	Michael J. Finley	Name:	Van D. Fishback
Title:	Director	Title:	Director

By:		By:
Name:	Chris D. Grimm	Name:	Eric A. Hardmeyer
Title:	Director	Title:	Director

By:		By:
Name:	William V. Humphreys	Name:	Teresa J. Keegan
Title:	Director	Title:	Director

By:		By:
Name:	John F. Kennedy, Sr.	Name:	Ellen Z. Lamale
Title:	Director	Title:	Director

By:		By:
Name:	Russell J. Lau	Name:	James G. Livingston
Title:	Director	Title:	Director

By:		By:
Name:	Michael W. McGowan	Name:	Paula R. Meyer
Title:	Director	Title:	Director

2

By:		By:
Name:	Dale E. Oberkfell	Name:	Cynthia A. Parker
Title:	Director	Title:	Director

By:		By:
Name:	J. Benson Porter	Name:	Thomas P. Potiowsky
Title:	Director	Title:	Director

By:		By:
Name:	John P. Rigler II	Name:	John H. Robinson
Title:	Director	Title:	Director

By:		By:
Name:	Joseph C. Stewart III	Name:	Kevin J. Swalley
Title:	Director	Title:	Director

By:		By:
Name:	Robert M. Teachworth	Name:	David F. Wilson
Title:	Director	Title:	Director

By:
Name:	Gordon Zimmerman
Title:	Director

APPROVED AND ENDORSED BY THE DIRECTOR FOR FILING EFFECTIVE AS OF                     :

By:

Name:

Title:

3

Exhibit B

Form of Bylaws of Continuing Bank

FORM OF

BYLAWS

of the

FEDERAL HOME LOAN BANK OF DES MOINES

As Amended and Restated, effective [            ], 2015

ARTICLE I

Offices

Section 1. Principal Office: The principal office of the Bank is to be located in the City of Des Moines, County of Polk, State of Iowa, or at such other place as may be designated in accordance with applicable law.

Section 2. Other Offices: In addition to its principal office, the Bank may maintain offices at any other place, or places.

ARTICLE II

Stockholders’ Meeting

Section 1. Annual Meeting: The Board of Directors (Board) may, at its option, provide for an annual meeting of the Bank’s stockholders (stockholders) in any particular year by the adoption of a resolution designating the date, time and place for such annual meeting. At any annual meeting of the stockholders, the Board or any officer thereof may submit such matters to the stockholders as they may deem to be appropriate.

Section 2. Special Meetings: Special meetings of the stockholders may be called by the Board or the Bank’s Chief Executive Officer or President and may be held at such time and place as shall be stated in a notice of meeting.

Section 3. Notice of Meetings: Any notice to stockholders required or permitted under the Federal Home Loan Bank Act, as amended from time to time (Act), regulation (including the rules and regulations of the Federal Housing Finance Agency (Finance Agency)) made under the Act, or these Bylaws shall be provided in accordance with these Bylaws, except where a specific term of notice is specified by applicable law or regulation.

Written notice of any annual or special meeting of stockholders stating the date, place, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each member not less than ten nor more than sixty days before the date of the meeting, unless otherwise required by applicable law or regulation. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice. Notice may be given personally or by private carrier or by mail sent in a postage prepaid envelope, addressed to the stockholder at its address as it appears on the records of the Bank, or by electronic mail, facsimile or other electronic means, to the facsimile number or electronic address to the stockholder as it appears on the records of the Bank. Notice may also be provided by posting the notice on an electronic network and delivering to the stockholder a separate record of the posting, together with comprehensible instructions regarding how to obtain access to the posting on the electronic network. Notice by mail shall be deemed given at the time when the same shall be deposited in the mail, postage prepaid and deemed effective by personal delivery or private carrier when received by the stockholder. Notice by electronic mail, facsimile, other electronic means, or posting to an electronic network shall be deemed given at the time the same shall be transmitted or posted to the network (following any applicable notice of posting). Any stockholder may waive notice of any meeting by submitting a signed written waiver of notice before or after the meeting. The attendance by a stockholder at a meeting shall constitute waiver of notice of such meeting unless the stockholder at the beginning of the meeting objects to the transaction of business because the meeting was not lawfully called or convened.

If an annual or special meeting of stockholders is adjourned to a different date, place or hour, no notice of the new date, place or hour is required if they are announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be provided to Stockholders entitled to notice of or to vote as of the new record date.

Section 4. Voting: Each member of the Bank shall be entitled to vote at a meeting of the stockholders or otherwise only as and to the extent set forth in the Capital Plan of the Bank, as in effect from time to time, or applicable law or regulation.

Section 5. Organization, Procedure: At each meeting of stockholders, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, or, in the absence of both, the Acting Chairperson shall serve as the presiding officer of the meeting. The presiding officer at each meeting shall conclusively determine the order of business, all matters of procedure and whether or not a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting. The Secretary or, in the Secretary’s absence, the person whom the Chairperson of the meeting shall appoint to act as secretary, shall keep the minutes of the meeting.

ARTICLE III

Directors

Section 1. General Powers: The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Bank shall be under the direction of, the Board.

Section 2. Number, Qualification and Elections: The Board shall consist of twenty-nine directors or such other number of members as may be required by the Finance Agency, from time to time. The directors shall be elected in such manner and for such terms of office in accordance with the director election procedures as established by the Board and applicable law and regulation. Directors are divided into two classes: (1) those who are officers or directors of a member of the Bank (member directors); and (2) those who are not member directors, but are elected by a plurality of the votes of the members of the Bank from among eligible persons nominated by the Board after consultation with the Advisory Council of the Bank (independent directors). Member directors must constitute a majority, but no more than sixty percent, of the members of the Board. Independent directors must comprise not less than forty percent of the members of the Board, and at least two independent directors must also qualify as public interest directors. Independent directors shall be elected in an at-large election by a plurality of the members entitled to vote, and member directors shall be elected as representing members located in a particular state, in accordance with applicable law and regulation.

Section 3. Regular Meetings: Regular meetings of the Board may be held at such time and place (within the United States, its possessions and territories) as shall be determined from time to time by the Board; provided, however, that in-person meetings shall be held at least six times annually, or as may otherwise be required by applicable law, regulation, or the Finance Agency. Regular meetings may be held without notice thereof, but the Board may direct the giving of five days’ notice of such a meeting to each director.

Section 4. Special Meetings: Except as otherwise specified in these Bylaws, meetings of the Board or a committee thereof may be called by its Chairperson, Vice Chairperson, or the Chief Executive Officer or the President of the Bank or upon the written request of three or more directors stating the reason therefor. Written notice of any special meeting shall stipulate the date, time and place of such meetings, and shall contain a statement of the purpose or purposes of such meetings and shall be given to each director or each committee member, as the case may be, at least twenty-four hours before the meeting if notice is given by telephone, or by being personally delivered, or sent by electronic mail, facsimile, posting the notice on an electronic network together with comprehensible instructions regarding how to obtain access to the posting on the electronic network (following any applicable notice of posting) or other electronic means (electronic notice), or five days before the meeting if notice is given by mail or two days before the meeting if notice is given by private carrier. Notice by mail shall be deemed given at the time when the same shall be deposited in the mail, postage prepaid or by private carrier when appropriately given to such carrier, to the address of the director or committee member as reflected in the records of the Bank. Notice by electronic mail, facsimile or other electronic means shall be deemed given at the time the same shall be transmitted to the electronic address or phone number, as the case may be, of the director or committee member as reflected in the records of the Bank. Notice by posting to an electronic network shall be deemed given when the notice is posted on an electronic network and upon the delivery to the Director of a separate record of the posting together with comprehensible instructions regarding how to obtain access to the posting on the electronic network. Any director may waive notice of any special meeting. The attendance at a Board or committee meeting (including by way of teleconference) shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting objects to the transaction of any business because the meeting was not lawfully called or convened.

Directors are deemed to have consented to receive electronic notices, unless they revoke such consent by delivery of a revocation to the Bank. Unless consent is so revoked, each director shall designate the address, location, or system to which notices, or notice of posting to an electronic network, may be electronically transmitted. Electronic notice provided in an electronic transmission includes material required or permitted to accompany the notice applicable law or regulation.

Section 5. Teleconferences: Except as required otherwise under applicable law, regulation or these Bylaws, any regular or special meeting of the Board or any meeting of any committee may be held by means of video conferencing, conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other; provided, however, that a decision to hold a meeting in such a manner must be made by the Chairperson or the Chief Executive Officer or the President, or, if there is a vacancy in the position of Chairperson or during the absence or disability of the Chairperson, the Chief Executive Officer or the President, the Vice Chairperson, or if the Chairperson, Vice Chairperson, the Chief Executive Officer and President are unavailable, the Acting Chairperson.

Section 6. Quorum; Manner of Action: At any regular or special meeting of the Board, or a committee thereof, a majority of the directors currently holding office or a majority of the committee members, as the case may be, shall constitute a quorum for the transaction of business; provided, however, that in the event of an emergency (as defined in Section 8 of Article VII of these Bylaws), all available members of the Board shall be considered a quorum for Board action in accordance with these Bylaws. Except as may be otherwise required by applicable law or these Bylaws, the act of the majority of the directors or committee members, as the case may be, present at a meeting at which a quorum is present shall be the act of the Board or the committee, as the case may be. Unless otherwise required by the context, all references in these Bylaws to a majority of the directors, to a majority of the Board, or similar references, shall mean a majority of directors present at a meeting at which a quorum is present. Unless otherwise required by the context, all references in these Bylaws to a majority of the entire Board, or similar references, shall mean a majority of the authorized directors. In the absence of a quorum at any meeting of the Board or any committee thereof, a majority of the directors present may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors or committee members, as the case may be, unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice need be given only to the directors or committee members, as the case may be, who were not present.

At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the originally called meeting.

Section 7. Officers of the Board: The officers of the Board shall be a Chairperson and a Vice Chairperson as shall be elected by a majority of the entire Board. The Chairperson and Vice Chairperson may be either member or independent directors. The term of office of the Chairperson and Vice Chairperson shall be two years. If an individual’s term as a director terminates prior to the expiration of the individual’s term as Chairperson or Vice Chairperson, a new Chairperson or Vice Chairperson, as the case may be, shall be elected from among the directors by a majority of the entire Board as soon as possible thereafter. If there is a vacancy in the position of Chairperson or during the absence or disability of the Chairperson, the Vice Chairperson shall act as Chairperson. An Acting Chairperson shall be elected from among the directors by a majority vote of the entire Board to serve for any period during which the Chairperson and Vice Chairperson are not available to carry out the requirements of that position for any reason. The Chairperson of the Board shall be an ex officio member of each committee of the Board. The Secretary of the Bank, or in the Secretary’s absence such other individual as may be so designated by the Board, shall be the Secretary of the Board and the Secretary of each committee and shall keep the minutes thereof. The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board.

Section 8. Order of Business: At meetings of the Board, business shall be transacted in such order as from time to time the Chairperson may determine. At all meetings of the Board, the Chairperson, or in the Chairperson’s absence the Vice Chairperson, or in the absence of both of these officers, the Acting Chairperson, as applicable, shall preside.

Section 9. Resignations; Vacancies: Any director of the Bank may resign from the Board or a committee at any time by giving notice of resignation to the Bank. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. The acceptance of such resignation shall not be necessary to make it effective. Any vacancy in the Board shall be filled in accordance with applicable law and regulation.

Section 10. Removal: Any member of the Board or the Chief Executive Officer or the President of the Bank may convene a meeting of the Board to determine whether the Chairperson, Vice Chairperson or Acting Chairperson should be removed from office for good cause. At such meeting, the person calling the meeting shall report fully on the reason for the meeting. If a majority of the Board determines that there is an adequate basis to conclude that good cause may exist for removal, then the Audit Committee of the Board shall be charged with the responsibility for making a full investigation of the facts bearing on whether the Chairperson, Vice Chairperson or Acting Chairperson should be removed for good cause and for recommending the action to be taken, if any, in a particular case. All Audit Committee members, unless a member is a person(s) who is the subject of the investigation, shall be permitted to participate in the deliberations and actions of the Audit Committee. The Audit Committee shall provide the person who is the subject of the investigation with a reasonable opportunity to be heard and to respond to the charges. After completion of the investigation, the Audit Committee shall report to the Board at a regular meeting or a special meeting called for such purpose with respect to its investigation and its recommendation as to action to be taken, if any. Upon receiving such recommendation, the Board by majority vote of the directors, except for the person(s) who is the subject of the investigation, may remove the respective Chairperson, Vice Chairperson or Acting Chairperson for good cause. Removal of the Chairperson, Vice Chairperson or Acting Chairperson shall not affect such individual’s right to continue as a director.

Section 11. Action in Lieu of Meeting. Unless restricted by law or regulation, any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all of the directors currently holding office or members of such committee, as the case may be, give their written consent thereto and such writing or writings are filed with the minutes of the Board or the committee, as the case may be. Action taken by written consent without a meeting is effective when the last director executes the consent, unless the consent specifies a later effective date.

Section 12. Presumed Assent: A director who is present at a Board or committee meeting at which any action is taken shall be deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding the meeting or transacting any business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Bank within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

ARTICLE IV

Committees

Section 1. Board Committees: The Board may, by resolution adopted by a majority of the Board, designate one or more committees, each committee to consist of two or more directors. Any committee required by the Act or other applicable law or regulation shall be established pursuant to, and shall at all times comply with, such applicable requirements. The Board shall also designate the Chair and Vice Chair of each committee. All committees shall, to the extent possible, include a member director and an independent director. A committee shall, to the extent allowed by law and regulation, and in accordance with these Bylaws, have and may exercise all the powers and authority granted to it by the Board. All committees shall, subject to Board approval, establish a committee charter that sets forth the purpose and operation of the committee. All committees shall meet as necessary, and shall report to the Board as and when required. The Chairman of the Board shall be an ex officio member of every Board committee but is not required to attend all meetings.

Section 2. Alternate Committee Members: If any member of a committee is unavailable for duty, any other member of the Board who may be selected by the Chairperson of the Board or the Chairperson of the committee may serve and shall be empowered to act as an alternate member of the committee. In the event of a national emergency, if all of the persons authorized to call a meeting of a committee are unavailable for duty, a meeting may be called by any other member of the Board, the Chief Executive Officer or the President.

ARTICLE V

Officers and Employees

Section 1. Officers: The officers of the Bank shall be a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents or Senior Vice Presidents), and a Secretary, all of whom shall be elected by the Board. The President may appoint as officers of the Bank one or more Assistant Vice Presidents. Each of the Chief Executive Officer and the President shall directly report to the Board. The Chief Executive Officer shall be primarily responsible for, among other things, external and governance matters, including relationships with members, directors and other Federal Home Loan Banks, working with the Chairperson and Vice Chairperson to support effective functioning of the Board, serving as a director of the Office of Finance, and addressing legislative and regulatory policy issues. The President shall be primarily responsible for, among other things, developing the business and operational model for the Bank, including selecting its leaders and determining its organizational structure and information systems, and overseeing the Bank’s business operations. All officers shall hold office until their respective successors are elected and qualified or until the officer’s death, resignation or removal in the manner hereinafter provided. The Board may also appoint such other officers as they shall deem necessary, and any one person may hold the office of both President and Chief Executive Officer of the Bank at any one time if the Board so decides. The officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board. They shall have full responsibility for the operation of the Bank under the direction of the Board. They shall make a full report to the committees of the Board of matters under consideration or to be considered by such committee and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting.

Section 2. Resignations; Removal; Vacancies: Any officer of the Bank may resign at any time by giving written notice of resignation to the Bank. Any such resignation shall take effect at the time specified therein or such earlier time as the President shall designate or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. The acceptance of such resignation shall not be necessary to make it effective. Any officer of the Bank may be removed at any time, with or without cause. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the Board. In the case of the absence of any officer of the Bank or for any reason deemed sufficient, the powers or duties of that officer may be transferred to any other officer or to any employee of the Bank, provided such transfer is reported to the full Board. Any officer may be removed by the Board at any time, with or without cause. The President may remove any officer appointed by the President at any time, with or without cause.

ARTICLE VI

Capital Stock

Section 1. Ownership: The Bank shall issue shares of stock in accordance with the Capital Plan of the Bank and subject to applicable law and regulation. Stock ownership shall be evidenced by the stock records of the Bank.

Section 2. Transfers, Repurchases and Redemptions: Transfers, repurchases and redemptions of shares of stock of the Bank shall be effectuated in accordance with the Capital Plan of the Bank and subject to applicable law and regulation. No transfer of shares of stock of the Bank shall be effective unless such transfer has been recorded on the books of the Bank.

Section 3. Dividends: Subject to the provisions of the Capital Plan of the Bank and applicable law and regulation, the Board may declare and pay dividends on the capital stock of the Bank.

ARTICLE VII

General Provisions

Section 1. Corporate Seal: The seal of the Bank shall be in such form as is approved by the Board by resolution, and such seal, or facsimile thereof, may be imprinted or affixed by any process or in any manner reproduced. The seal shall be in the charge of the Secretary and a duplicate of the seal may be kept and used by such officers as may be designated by the Secretary.

Section 2. Signing of Papers: All contracts, deeds, bonds, assignments, releases, checks, drafts, or orders for payment, or other documents of the Bank shall be signed in the name of the Bank by such officers or employees as may from time to time be designated by the Bank’s President, unless the Board has otherwise directed.

Section 3. Bylaw Amendments: These Bylaws may be altered, amended or repealed and new bylaws may be adopted at any meeting of the Board at which a quorum is present, by a majority vote of the directors present at the meeting so long as notice of the action proposed to be taken in respect of the Bylaws shall have been given to each director prior to such meeting.

Section 4. Books and Records: The Bank shall:

(a) Keep as permanent records minutes of all meetings of its stockholders and the Board, a record of all actions taken by the stockholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the Bank. Minutes of all stockholder meetings and Board meetings shall be signed by the presiding officer or director and attested to by the Secretary or any other officer or director appointed to act as secretary at such meetings. The originals of such minutes shall be preserved by the Bank in minute books in the custody of the Secretary but available to any member of the Finance Agency or to its examiners or other official representatives.

(b) Maintain appropriate accounting records.

(c) Maintain a record of its stockholders, in a form that permits preparation of a list of the names and addresses of all stockholders, in alphabetical order by class of shares showing the number and class of shares held by each.

(d) Maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

(e) Keep a copy of the following records at its principal office:

(i) the Organization Certificate and all amendments thereto as currently in effect;

(ii) these Bylaws and all amendments thereto as currently in effect;

(iii) the minutes of all meetings of stockholders and records of any action taken by stockholders without a meeting, for the past three years;

(iv) the financial statements from annual and quarterly reports, for the past three years; and

(v) all communications in the form of a record to stockholders generally within the past three years; and a list of the names and business addresses of the current Directors and officers.

Section 5. Budget. Annually, the President of the Bank shall prepare and submit to the Board a proposed budget for the following calendar year. The Board shall promptly consider the proposed budget and shall adopt a budget.

Section 6. Operations: The Bank shall operate and do business within the provisions of the Act, the Organization Certificate, these Bylaws, any other applicable law and regulation, and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

Section 7. Fiscal Year: The fiscal year of the Bank shall begin on the first day of January.

Section 8. Emergency Acts: In the event of an emergency, the President or the Chief Executive Officer (or in their absence, two or more of the highest ranking and available officers of the Bank), is authorized to declare that an emergency exists and to take such actions as are considered necessary or appropriate in order to address such emergency or to provide for the uninterrupted continuance of the business of the Bank. To the extent possible or practicable, the entire Board shall be notified of the emergency and of the emergency actions being considered. Notwithstanding the preceding, whenever the aforementioned officers are of the opinion that an emergency exists and that notification to the Board is not possible or is impractical under the circumstances, such officers shall have authority to declare that an emergency exists and to take such actions as they deem to be necessary or appropriate to effectuate the purposes of this provision. In the event of an emergency, all available members of the Board shall be considered a quorum for Board action. Any provisions of these Bylaws and any Board resolutions that are contrary to this provision shall be suspended until it shall be determined by said officers or Board members that the conduct and management of the Bank shall resume under the otherwise applicable Bylaws provisions and resolutions. For purposes of this provision, “emergency” means any condition that: (i) significantly interferes, or may significantly interfere, with the conduct of normal business operations of the Bank; or (ii) poses an imminent or existing threat to the safety and security of persons or property, or both. Without limitation, an emergency condition, as defined hereinabove, may arise as a result of any one or more of the following: fire; earthquake; flood; wind, rain or snow storm; power failure; labor dispute; transportation failure; war or warlike condition; act or threatened act of terrorism; bombing or bomb threat; and riot, civil commotion or other acts of lawlessness or violence.

Article VIII

Indemnification

Section 1. Definitions and Rules of Construction:

(a) Definitions for purposes of this Article VIII.

(i) “Advancement of expenses” has the meaning set forth in Section 4 of this Article VIII.

(ii) “Finally adjudged” means determined by a final judicial decision from which there is no further right to appeal.

(iii) “Indemnitee” has the meaning set forth in Section 2 of this Article VIII.

(iv) “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

(v) “Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(vi) “Proceeding” means any threatened, pending, or completed claim, action, suit, hearing, arbitration, alternate dispute resolution mechanism, or proceeding, whether brought by or in the right of the Bank or otherwise, whether of a civil, criminal, administrative, or investigative nature and whether formal or informal, including any appeal or other proceeding for review.

(vii) “Settlement” includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

(viii) “Undertaking” has the meaning set forth in Section 4 of this Article VIII.

(b) Unless the context otherwise requires, references in this Article VIII to any individual or other person, including the Bank, shall include the estate, personal representative, successors, assigns, executor and administrator thereof. The provisions of this Article VIII shall apply to any application for indemnification of an indemnitee that is pending on or filed after the effective date of this Article VIII, without regard to whether the application for indemnification concerns actions taken prior to the effective date of this Article VIII.

Section 2. Right to Indemnification: Each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any proceeding, by reason of the fact that he or she is or was a director or officer of the Bank or, that being or having been a director or officer of the Bank, he or she is or was serving at the request of the Bank as a director, officer, partner, trustee, employee, member or agent of the Advisory Council or another corporation, partnership, joint venture, trust, employee benefit plan, trade association, fiscal agent or other enterprise (indemnitee), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, partner, trustee, employee, member or agent, shall be indemnified and held harmless by the Bank against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys’ fees, costs, judgments, fines, excise taxes or penalties, amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by the indemnitee in connection with the proceeding, and the indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Bank or a director, officer, partner, trustee, employee, member or agent of the Advisory Council or another corporation, partnership, joint venture, trust, employee benefit plan, trade association, fiscal agent or other enterprise and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Except as provided in Section 5 of this Article VIII with respect to proceedings seeking to enforce rights to indemnification, the Bank shall indemnify the indemnitee in connection with a proceeding (or part of a proceeding) initiated by the indemnitee only if a proceeding (or part of a proceeding) was authorized or ratified by the Board. The right to indemnification conferred in this Section shall be a contract right.

Section 3. Restrictions on Indemnification: No indemnification shall be provided to any indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the Bank is otherwise prohibited by applicable law or regulation from paying indemnification.

Section 4. Advancement of Expenses: The right to indemnification conferred in this Article VIII shall include the right to be paid by the Bank the expenses incurred in defending any proceeding in advance of its final disposition (advancement of expenses). An advancement of expenses shall be made upon delivery to the President or the Chief Executive Officer of the Bank or, if the indemnitee is its President or its Chief Executive Officer, to the General Counsel of the Bank, of an undertaking (undertaking), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be finally adjudged that the indemnitee is not entitled to be indemnified.

Section 5. Right of Indemnitee to Bring Suit: If a claim under Section 2 or 4 of this Article VIII is not paid in full by the Bank within 60 days after a written claim has been received by the Bank, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Bank to recover the unpaid amount of the claim. If successful, in whole or in part, in any such suit or in a suit brought by the Bank to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of litigating the suit. The indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, when the required undertaking has been tendered to the Bank) and thereafter the Bank shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

Section 6. Nonexclusivity of Rights: The right to indemnification and the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Organization Certificate or Bylaws of the Bank, general or specific action of the Board, contract or otherwise. Notwithstanding any amendment or repeal of this Article VIII, or of any amendment or repeal of any of the procedures that may be established by the Board pursuant to this Article VIII, any indemnitee shall be entitled to indemnification in accordance with the provisions of these Bylaws and those procedures with respect to any acts or omissions of the indemnitee occurring prior to the amendment or repeal.

Section 7. Insurance, Contracts and Funding: The Bank may maintain insurance, at its expense, to protect itself or any indemnitee against any expense, liability or loss, whether or not the Bank would have the authority or right to indemnify the person against the expense, liability or loss under the Act or applicable law and regulation. The Bank may enter into contracts with any director, officer, partner, trustee, employee or agent of the Bank in furtherance of the provisions of this Article VIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of the amounts as may be necessary to effect indemnification as provided in this Article VIII.

Section 8. Indemnification of Employees and Agents of the Bank: In addition to the rights of indemnification set forth in Sections 2 and 4, the Bank may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the Bank (a) with the same scope and effect as the provisions of this Section with respect to indemnification and the advancement of expenses of directors and officers of the Bank or (b) as are otherwise consistent with law and regulation.

Exhibit C

Form of Capital Plan of Continuing Bank

FHLB Des Moines Capital Plan

Amended and Revised

September 5, 2011

(Approved by the Federal Housing Finance Agency on August 5, 2011)

Further Amended on [—], 2014

(Approved by the Federal Housing Finance Agency on [—], 2014)

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(continued)

			Page

8.	Establishment of Restricted Retained Earnings		15

	8.1	Segregation of Account	15

	8.2	Funding of Account	15

9.	Limitation on Dividends, Stock Purchase and Stock Redemption		16

	9.1	General Rule on Dividends	16

	9.2	Limitations on Repurchase and Redemption	16

10.	Termination of Retained Earnings Capital Plan Amendment Obligations		17

	10.1	Notice of Automatic Termination Event	17

	10.2	Notice of Voluntary Termination	18

	If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement		18

	10.3	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement	18

11.	Treatment of Capital Stock in the Merger		18

Appendix I

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1.	Definitions

For purposes of this Capital Plan, all capitalized terms used but not defined elsewhere have the following meanings:

“Acquired Member Assets” means assets sold to the Bank pursuant to 12 C.F.R. Part 955 and held on the Bank’s balance sheet.

“Activity Based Stock” means a subclass of Class B Stock that a Member is required to purchase and hold in order to obtain an advance and to engage in other transactions with the Bank.

“Activity Based Stock Requirement” means the level of Activity Based Stock that a Member must purchase and hold in order to obtain advances and engage in other transactions with the Bank.

“Bank” means the Federal Home Loan Bank of Des Moines.

“Board of Directors” means the Board of Directors of the Bank.

“Calculation Date” means the business day immediately preceding the Conversion Date, on which each Member’s Minimum Investment will be determined.

“Cancellation Fee” means the fee the Bank will impose upon a Member that cancels or revokes a Notice of Redemption or Notice of Withdrawal.

“Capital Plan” means the Bank’s plan for a new capital structure as required by 12 U.S.C. 1426(b), as approved by the Finance Agency.

“Capital Stock” means, collectively, the Class A Stock and Class B Stock authorized under this Capital Plan.

“Class A Stock” means the class A stock authorized for issuance under this Capital Plan.

“Class B Stock” means the class B stock authorized for issuance under this Capital Plan.

“Commitment” means any legally binding agreement that requires the Bank to make an advance, acquire Member assets, or otherwise transact business with a Member.

“Conversion Date” means the date upon which stock issued by the Bank prior to the implementation of this Capital Plan is converted into Capital Stock.

“Excess Shares” or “Excess Stock” means the amount or shares of each subclass of the Bank’s Capital Stock held by a Member which exceeds that Member’s Minimum Investment.

“Finance Agency” means the Federal Housing Finance Agency, the regulator of the Federal Home Loan Bank System, or any successor thereto.

“Member” means any institution that has been approved for membership in the Bank and has purchased the required amount of Membership Stock.

“Membership Stock” means a subclass of Class B Stock that a Member is required to purchase and hold as a condition of membership in the Bank.

“Merger” means the merger of the Bank and the Federal Home Loan Bank of Seattle.

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“Merger Effective Time” means the effective time of the Merger.

“Membership Stock Requirement” means the level of Membership Stock that a Member must purchase and maintain as a condition of membership.

“Minimum Investment” means the amount of Membership Stock necessary for a Member to satisfy its Membership Stock Requirement and the amount of Activity Based Stock necessary for a Member to satisfy its Activity Based Stock Requirement.

“Notice of Redemption” means any written request by a Member to the Bank to redeem Capital Stock.

“Notice of Withdrawal” means the written notice by a Member to the Bank of that Member’s intention to withdraw from membership in the Bank.

“Opt-out Date” means the date 30 calendar days prior to the Conversion Date.

“Total Assets” means a Member’s total assets as reported to the Member’s primary regulator or on its audited financial statement.

2.	Capital Structure

2.1	Authorized Capital Stock

The Bank issues Capital Stock only in accordance with 12 C.F.R. Section 931.2 and in accordance with this Capital Plan.

Capital Stock is composed of the following classes:

•	Class A Stock; and

•	Class B Stock.

The Class B Stock is composed of the following sub-classes:

•	Membership Stock; and

•	Activity Based Stock.

2.2	Stock Issuance and Retirement Procedures

The Bank acts as its own transfer agent and issues all stock in book-entry form.

The Bank does not issue fractional shares of Capital Stock. A Member’s Minimum Investment shall be rounded up to the next $100. Any dividend declared in the form of Capital Stock shall be rounded down to the next $100 and any fractional shares shall be distributed in the form of a cash dividend.

Capital Stock may be purchased and held only by Members, former Members that are required to hold Capital Stock after their membership has terminated in order to support outstanding advances and other transactions with the Bank, and entities that acquire Members, such as through mergers or consolidations, but which themselves are not Members.

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The Bank issues Capital Stock in a Member’s name, credits the Member’s Class A Stock, Membership Stock or Activity Based Stock balance, as appropriate, and debits the Member’s demand deposit account for any payment due.

Upon redemption or repurchase of Capital Stock, the Bank retires the stock, debits the Member’s Class A Stock, Membership Stock or Activity Based Stock balance, as appropriate, and credits the Member’s demand deposit account with any proceeds.

The Bank shall not permit a Member to convert any Excess Shares of Capital Stock between classes or sub-classes of Capital Stock.

2.3	Minimum Investment Requirements

The Board of Directors has a continuing obligation to review and adjust the Minimum Investment as necessary to ensure that the Bank remains in compliance with its capital requirements. The Bank shall provide notice to each stockholder of any adjustment to the Minimum Investment and the effective date of any such adjustment at least 15 days prior to the effective date of any such adjustment. Upon the effective date of any such adjustment, the Bank shall, as applicable, issue any Capital Stock in accordance with section 2.2 or repurchase any Capital Stock in accordance with section 4.

A Member must comply promptly with any adjustments the Board of Directors makes to the Minimum Investment.

2.4	Membership Stock Requirements

The Board of Directors has established a Membership Stock Requirement identified in Appendix I. The Board of Directors may adjust the Membership Stock Requirement within the ranges specified in Appendix I. Each Member is required to purchase and maintain Membership Stock in an amount equal to its Membership Stock Requirement, as calculated by the Bank.

At least annually, the Bank calculates each Member’s Membership Stock Requirement as a percentage of Total Assets as of the preceding December 31st. The Bank will notify each Member of its Membership Stock Requirement at least 15 days prior to the effective date of any adjustments that the Bank shall make to the Member’s Membership Stock balance as a result of such annual calculation. If a Member’s Membership Stock Requirement has increased since the last time the Bank calculated the Member’s Membership Stock Requirement, the Bank shall issue Membership Stock in accordance with section 2.2.

The Bank, in its discretion, may recalculate any member’s Membership Stock Requirements more often than annually if the Bank deems it appropriate. The Bank may recalculate a Member’s Membership Stock Requirement if requested by the Member, or in the Bank’s discretion. In each of these cases, the Bank will calculate the Membership Stock Requirement based on the Member’s Total Assets as of the end of the most recent calendar quarter for which financial information is available.

Notwithstanding any other provision of this Capital Plan, in the event that (a) a member becomes insolvent or otherwise subject to the appointment of a conservator, receiver or other legal custodian under federal or state law, and (b) the Bank has terminated the Member’s membership, then that Member’s Membership Stock Requirement shall be zero.

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2.5	Activity Based Stock Requirements

The Board of Directors has established an Activity Based Stock Requirement identified in Appendix I. The Board of Directors may adjust the Activity Based Stock Requirement within the ranges specified in Appendix I. The Board of Directors may apply changes in the Activity Based Stock Requirement only to new advances and other transactions, or to new and existing advances and other transactions.

Each Member is required to purchase and maintain Activity Based Stock in an amount equal to its Activity Based Stock Requirement, as calculated by the Bank, as long as the advance or other transaction remains recorded on the Bank’s books and records. Acquired Member Assets held by the Bank on the Conversion Date shall be subject only to capital requirements specified in contracts in effect at the time the assets were acquired by the Bank prior to the Conversion Date.

The Bank calculates each Member’s Activity Based Stock Requirement daily. The Bank shall notify each Member of any increase in its Activity Based Stock Requirement and issue Activity Based Stock to the Member in accordance with section 2.2.

Class A Stock may be issued to satisfy a Member’s Activity Based Stock Requirement; provided, however, that no shares of Class A Stock shall be issued by the Bank except upon the automatic conversion, at the Merger Effective Time, of any shares of Class A Stock of the Federal Home Loan Bank of Seattle issued and outstanding immediately prior to the Merger Effective Time into the right to receive shares of Class A Stock.

3.	Rights and Preferences

3.1	Par Value

Capital Stock shall be issued, transferred, redeemed, and repurchased at a par value of $100.

3.2	Ownership of Retained Earnings

The retained earnings, paid-in surplus, undivided profits and equity reserves, if any, of the Bank are owned by the stockholders of Class B Stock in an amount proportional to the stockholder’s share of the total shares of issued and outstanding Class B Stock. Such stockholders have no right to receive any portion of these items except through the declaration of a dividend or capital distribution approved by the Board of Directors or upon liquidation of the Bank.

3.3	Voting Rights

The voting rights associated with Capital Stock are defined in and governed by the Finance Agency’s regulations. No share of Capital Stock shall have any voting preference.

3.4	Dividends

Except as otherwise provided herein or by regulation or statute, the Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments for each class and subclass of Capital Stock. The Board of Directors may declare different dividends for any class or subclass of Capital Stock. Dividend payments may be made in the form of cash, additional shares of Capital Stock, or a combination thereof as determined by the Board of Directors. Unless the Board of Directors declares otherwise, dividends are non-cumulative.

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Dividends may only be paid from current earnings, previously retained earnings. The Board of Directors may not declare or pay any dividends if the Bank is not in compliance with its capital requirements or, if after paying the dividend, the Bank would not be in compliance with its capital requirements.

Each Member will be entitled to receive dividends on Capital Stock held during the applicable dividend period for the period of time the Member owned the Capital Stock. The Bank pays dividends on Capital Stock as long as it is issued and outstanding, regardless of whether a Member has provided a Notice of Redemption or Notice of Withdrawal or a stockholder has terminated membership for any reason.

3.5	Liquidation

If the Bank is liquidated, after payment in full to the Bank’s creditors, the Bank’s stockholders shall be entitled to receive the par value of their Capital Stock, as well as any retained earnings, in an amount proportional to the stockholder’s share of the total shares of Capital Stock.

3.6	Merger or Consolidation

The Board of Directors shall determine the rights and preferences of the Bank’s stockholders in connection with any merger or consolidation, subject to any terms and conditions imposed by the Finance Agency.

4.	Redemption, Repurchase and Transfer

4.1	Capital Stock Redemption

Class B Stock is redeemable on five years written notice to the Bank. Class A Stock is redeemable on six months written notice to the Bank. The Bank shall not be obligated to redeem a Member’s Capital Stock other than in accordance with the Capital Plan, and is not permitted to redeem Capital Stock if such redemption would cause the Member to fail to meet its Minimum Investment or is otherwise prohibited pursuant to section 4.3.

4.1.1	Notice of Redemption

A Member may redeem Capital Stock by providing a Notice of Redemption to the Bank specifying the class or sub-class and the number of shares of Capital Stock to be redeemed. A Member shall not have more than one Notice of Redemption outstanding at any one time for the same shares of Capital Stock.

The redemption period commences upon the Bank’s receipt of the Notice of Redemption. The Bank honors Notices of Redemption in the order in which the Bank receives them.

The Bank shall redeem the Capital Stock identified in a Notice of Redemption following the expiration of the redemption period and pay the stated par value of that Capital Stock to the Member in cash in accordance with section 2.2 and subject to the limitations set forth in section 4.3, unless the Bank exercises its discretionary authority to repurchase Excess Stock in accordance with section 4.2 prior to that time.

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4.1.2	Cancellation of Notice of Redemption

A Member may cancel a Notice of Redemption prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Redemption. The Bank will charge the Member a Cancellation Fee equal to the following:

•	one percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within one year of the day the Bank received the Notice of Redemption;

•	two percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within two years of the day the Bank received the Notice of Redemption;

•	three percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within three years of the day the Bank received the Notice of Redemption;

•	four percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within four years of the day the Bank received the Notice of Redemption; and

•	five percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within five years of the day the Bank received the Notice of Redemption.

The Board of Directors may change the Cancellation Fee to any percentage of the par value of the shares of Capital Stock subject to the cancelled Notice of Redemption that is not less than 0.0 percent and not more than the percentages specified in the preceding paragraph. If the Board of Directors changes the Cancellation Fee, the Board of Directors will also determine whether the changed Cancellation Fee will apply to the cancellation of any previously submitted Notice of Redemption as well as those submitted in the future. Otherwise, the Cancellation Fee in effect at the time the Bank received the Notice of Redemption will apply to the cancellation of that Notice of Redemption. The Bank will notify Members in writing at least 15 days in advance of any changes in the Cancellation Fee.

A Notice of Redemption by a Member (whose membership has not been terminated) shall be automatically cancelled if, within five business days after the end of the applicable redemption notice period, the Bank is prevented from redeeming the Member’s Capital Stock because the Member would fail to maintain its Minimum Investment after such redemption. The automatic cancellation shall have the same effect as a voluntary cancellation and the Bank shall impose the Cancellation Fee described in the preceding paragraph.

4.1.3	Notice of Withdrawal

The Bank’s receipt of a Notice of Withdrawal commences the five-year redemption period for all Class B Stock or the six-month redemption for all Class A Stock held by that Member, in each case, that is not already subject to a pending Notice of Redemption. The redemption period for Membership Stock purchased subsequent to the Bank’s receipt of a Member’s Notice of Withdrawal shall be deemed to have commenced when the Bank issued such Membership Stock. Following the expiration of the redemption period, the Bank shall pay the stated par value of the Capital Stock to the Member in cash, in accordance with section 2.2 and subject to the limitations set forth in sections 4.3 and 5.3.

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4.1.4	Cancellation of Notice of Withdrawal

A Member may cancel a Notice of Withdrawal prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Withdrawal. The Bank will charge the Member a Cancellation Fee on the par value of the Member’s Capital Stock balance as described in section 4.1.2.

4.1.5	Termination of Membership

If an institution’s membership has been terminated as a result of a merger or consolidation into a nonmember or into a member of another Federal Home Loan Bank, the redemption period for any Capital Stock that is not subject to a pending Notice of Redemption shall be deemed to commence on the date on which the charter of the former member is terminated.

If an institution’s membership is involuntarily terminated, the redemption period for all Capital Stock owned by the former member and not already subject to a pending Notice of Redemption shall commence on the date that the Board of Directors terminates the institution’s membership.

4.2	Capital Stock Repurchases

The Bank, in its discretion, may repurchase any Excess Shares without regard to any redemption period.

4.2.1	Membership Stock

Upon 15 days written notice to Members, the Bank may, in its sole discretion, repurchase Membership Stock which the Bank determines is Excess Stock without regard to the five-year redemption notice period. The Bank shall repurchase any such Excess Stock in accordance with section 2.2 and subject to the limitations set forth in section 4.3.

Any repurchase of Membership Stock automatically reduces the amount of Membership Stock that is the subject of any outstanding Notice of Redemption by the amount of Membership Stock repurchased. If a Member has Membership Stock that is subject to more than one Notice of Redemption, the Bank will automatically reduce the amount of Membership Stock that is subject to such outstanding Notices of Redemption in the same order in which the Bank received such Notices of Redemption.

A Member’s submission of a Notice of Withdrawal in accordance with section 5.1, or its termination of membership in any other manner, will not, in and of itself, cause any Membership Stock to be deemed Excess Stock for purposes of this section.

4.2.2	Activity Based Stock

Each Member may hold Excess Shares of Activity Based Stock and Class A Stock up to the operational threshold established in Appendix I. The Board of Directors may, from time to time, increase or decrease the operational threshold within ranges specified in Appendix I. The Bank will notify each Member of a change in the operational threshold at least 15 days prior to implementing the change.

The Bank will repurchase any Excess Shares of Activity Based Stock and Class A Stock that exceed the operational threshold established in Appendix I, on at least a scheduled, monthly basis in accordance with section 2.2 and subject to the limitations set forth in section 4.3. The Bank will notify Members at least 15 days in advance of the scheduled date(s) for repurchasing Activity Based Stock and Class A Stock and prior to implementing any changes in the scheduled date(s) for repurchasing Activity Based Stock and Class A Stock.

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4.3	Limitations on Capital Stock Redemption or Repurchase

The Bank will not redeem or repurchase Capital Stock:

•	without the prior written approval of the Finance Agency, if the Finance Agency or the Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in or are likely to result in charges against the capital of the Bank. This prohibition shall apply even if the Bank is in compliance with its capital requirements, and shall remain in effect for however long the Bank continues to incur such charges or until the Finance Agency determines that such charges are not expected to continue; or

•	if the redemption or repurchase would cause the Bank to be out of compliance with its capital requirements; or

•	if the redemption or repurchase would cause a Member to be out of compliance with its Minimum Investment; or

•	if the sum of all requested Capital Stock redemptions that the Bank is scheduled to make on any date equals or exceeds the amount that would cause the Bank to fall below its capital requirements, in which case the Bank will process redemptions in the order in which notification was received, but in no case will the Bank redeem Capital Stock to the point that it would fail to meet its capital requirements.

The Bank, upon the approval of its Board of Directors, or of a subcommittee thereof, may suspend redemption of Capital Stock if the Bank reasonably believes that continued redemption of Capital Stock would cause the Bank to fail to meet its capital requirements, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank will notify the Finance Agency in writing within two business days of the date of the decision to suspend the redemption of Capital Stock, informing the Finance Agency of the reasons for the suspension and of the Bank’s strategies and time frames for addressing the conditions that led to the suspension. The Finance Agency may require the Bank to re-institute the redemption of Capital Stock. The Bank will not repurchase any Capital Stock without the written permission of the Finance Agency during any period in which the Bank has suspended redemption of Capital Stock under this paragraph.

4.4	Transfer of Excess Stock

With the prior approval of the Bank, a Member may transfer Excess Stock to another Member that controls, is controlled by, or is under common control with the Member.

If a Member that has filed a Notice of Redemption transfers Excess Stock that is subject to that notice to another Member, the transfer shall be deemed to be a cancellation of the Notice of Redemption on the Excess Stock transferred upon the effective date of the transfer. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.

If a Member that has filed a Notice of Withdrawal transfers Excess Stock to another Member, the transfer shall be deemed to be a cancellation of the five-year redemption period on the Excess Stock transferred. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.

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The Bank shall transfer Capital Stock only in accordance with 12 C.F.R. Section 931.6. The Bank will not approve a Capital Stock transfer if the transfer would result in the transferring Member being out of compliance with its Minimum Investment. Capital Stock may be traded only between the Bank and its members. All Capital Stock transfers are to be at par value and are effective upon being recorded on the appropriate books and records of the Bank.

5.	Termination of Membership

A Member’s submission of a Notice of Withdrawal, or its termination of membership in any other manner, shall not, in and of itself, cause any Capital Stock to be deemed Excess Stock.

If a former member’s membership has been withdrawn, terminated involuntarily, or terminated as a result of a merger or consolidation, the Bank shall redeem such former member’s Capital Stock in accordance with section 4.1 and subject to the limitations in sections 4.3 and 5.3.

5.1	Voluntary Withdrawal from Membership

Any institution may withdraw from membership by providing a Notice of Withdrawal.

A Member that has submitted its Notice of Withdrawal continues to have access to the benefits of membership until the effective date of its withdrawal, but the Bank does not have to provide any further services, including advances, that would mature or otherwise terminate subsequent to the effective date of the withdrawal.

The membership of an institution that has submitted a Notice of Withdrawal shall terminate five years from the date of the Bank’s receipt of the Member’s Notice of Withdrawal, unless the institution has cancelled its Notice of Withdrawal prior to that date.

5.2	Involuntary Termination of Membership

The Board of Directors may terminate a Member’s membership pursuant to the Finance Agency’s regulations. A Member whose membership is terminated involuntarily shall cease being a Member as of the date on which the Board of Directors acts to terminate the membership, and the institution shall have no right to obtain any of the benefits of membership after that date, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the Bank.

5.3	Liquidation of Claims

If an institution withdraws from membership or has its membership terminated, the Bank will determine an orderly manner for:

•	liquidating all outstanding indebtedness (including prepayment fees) owed by that Member to the Bank, and

•	settling all other claims against the Member.

If an institution that withdraws from membership or has its membership terminated remains indebted to the Bank or has outstanding any transactions with the Bank after the effective date of its termination of membership, the Bank shall not redeem or repurchase any Activity Based Stock or Class A Stock if such redemption or repurchase is subject to any of the limitations in section 4.3. The Bank shall redeem or repurchase any Activity Based Stock and Class A Stock in accordance with section 2.2.

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6.	Conversion

The Bank will convert to the capital structure established by this Capital Plan within 18 months following Finance Agency approval of the Capital Plan.

The Bank will notify each Member of the Conversion Date within 180 days after the Finance Agency’s approval of the Capital Plan.

The Bank will provide each Member with a disclosure document that complies with 12 C.F.R Section 933.5 at least 45 days, but not more than 60 days prior to, the Opt-out Date.

The Bank intends to be in full compliance with its capital requirements at the close of business on the Conversion Date.

6.1	Member Opt-Out

A Member that does not wish to continue membership under the Capital Plan must provide the Finance Agency and the Bank with a Notice of Withdrawal no later than the Opt-out Date. The membership of an institution that files a Notice of Withdrawal with the Finance Agency on or before the Opt-out Date shall terminate on the earlier of the Conversion Date or the date six months from the date the Notice of Withdrawal was filed with the Finance Agency. The Member shall not be subject to a Membership Stock Requirement on the Conversion Date but shall be subject to the Activity Based Stock Requirement so long as any advance or other transaction remains recorded on the Bank’s books and records, provided, however, that the Activity Based Stock Requirement for a Member that has submitted a Notice of Withdrawal on or before the Opt-Out Date shall be the lesser of the requirement in effect prior to the Conversion Date or the requirement under this Capital Plan. The Bank’s receipt of the Notice of Withdrawal commences the five-year redemption period for all Activity Based Stock held by that Member.

Any Member filing a Notice of Withdrawal with the Finance Agency after the Opt-out Date and before the Conversion Date shall have its existing stock converted into Capital Stock on the Conversion Date as required by the Capital Plan. The effective date of withdrawal for such Member shall be five years from the receipt of the Notice of Withdrawal and the five-year redemption period shall commence on receipt of the Notice of Withdrawal.

6.2	Member Transition Period

Members must comply with the terms of the Capital Plan on the Conversion Date.

Any institution that becomes a Member after the Conversion Date must comply with the Minimum Investment upon becoming a Member.

6.3	Preliminary Estimate of Minimum Investment

At least 30 days prior to the Conversion Date, the Bank will calculate each Member’s Minimum Investment as the sum of:

•	the Membership Stock Requirement based on the Total Assets as of the immediately preceding December 31st; and

•	the Activity Based Stock Requirement based on the Member’s outstanding advances and other transactions at the close of business on that date, provided, however, that any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the Activity Based Stock Requirement.

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The Bank will notify each Member of the preliminary estimate of the Member’s Minimum Investment and Excess Stock, if any.

A Member must notify the Bank at least 15 days prior to the Conversion Date that the Member wants the Bank to repurchase any shares of stock that exceed that Member’s Minimum Investment on the Conversion Date. If the Bank receives such notice at least 15 days prior to the Conversion Date, the Bank shall repurchase all such shares on the Conversion Date in accordance with section 2.2 and subject to the limitations set forth in section 4.3. If the Bank does not receive such a notice from a Member at least 15 days prior to the Conversion Date, the Bank shall convert all shares of stock that exceed that Member’s Minimum Investment on the Conversion Date into Excess Shares of Membership Stock.

6.4	Conversion Date

At the opening of business on the Conversion Date, the Bank will take the following actions in the order specified for each Member:

a) Calculate a Member’s Minimum Investment at the opening of business on the Conversion Date as the sum of:

•	the Membership Stock Requirement based on the Total Assets as of the immediately preceding December 31st; and

•	the Activity Based Stock Requirement based on the Member’s outstanding advances and other transactions at the close of business on the Calculation Date, provided, however, that any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the Activity Based Stock Requirement.

b) Convert the Member’s existing shares of stock into an identical number of shares of Capital Stock by:

•	Crediting the Member’s Membership Stock balance with the lesser of the total number of shares converted or the number of shares required to meet the Member’s Membership Stock Requirement;

•	Crediting the Member’s Activity Based Stock balance with the lesser of the remaining number of shares converted or the number of shares required to meet the Member’s Activity Based Stock Requirement; and

•	Crediting any remaining existing stock to the Member’s Membership Stock balance unless the Member has elected to have the Bank repurchase any remaining existing shares on the Conversion Date.

c) If the Member does not own sufficient Capital Stock to satisfy its Minimum Investment following the conversion, issue Capital Stock and credit the Member’s Capital Stock accounts with the number and class or sub-class of shares that the Member is required to own on the Conversion Date to meet its Minimum Investment and make a corresponding debit to the Member’s demand deposit account at the Bank;

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d) If the Member has elected to have the Bank repurchase existing stock in excess of the amount needed to satisfy the Minimum Investment, the Bank will repurchase such existing shares and make a corresponding credit to the Members’ demand deposit account at the Bank; and

e) Advise the Member of its Minimum Investment, its Membership Stock balance, its Activity Based Stock balance, and the amount of any funds credited or debited to the Member’s demand deposit account at the Bank.

7.	Retained Earnings Enhancement Implementation and Definitions

7.1	Implementation

The provisions of sections 7 through 10 shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between sections 7 through 10 and the remainder of this Capital Plan, the applicable terms of sections 7 through 10 shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

7.2	Definitions applicable to Sections 7 through 10 of this Capital Plan

As used in these sections 7 through 10, the following capitalized terms shall have the following meanings. Other capitalized terms used but not defined in these sections 7 through 10, shall have the meanings set forth in section 1 of this Capital Plan.

“Act” means the Federal Home Loan Bank Act, as amended as of the Effective Date.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Allocation Termination Date” means the date the Bank’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section 10 of this Capital Plan.

“Automatic Termination Event” means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

“Automatic Termination Event Declaration Date” means the date specified in section 10.1.1 or 10.1.2 of this Capital Plan.

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“Bank’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the statement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

“Dividend” means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of Capital Stock.

“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

“Effective Date” means February 28, 2011.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“FHFA” means the Federal Housing Finance Agency, or any successor thereto.

“FHLBank” means a Federal Home Loan Bank chartered under the Act.

“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Net Loss” means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.

“Quarterly Net Income” means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks” final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.

“Regular Contribution Amount” means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

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“Regulations” mean: (i) the rules and regulations of the Federal Housing Finance Agency (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.

“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.

“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.

“Restriction Termination Date” means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section 10 of this Capital Plan.

“Retained Earnings” means the retained earnings of an FHLBank calculated pursuant to GAAP.

“Retained Earnings Capital Plan Amendment” means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections 7 through 10 to this Capital Plan.

“Special Contribution Amount” means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

“Stockholder” means: (i) a Member; (ii) a former Member that continues to own Capital Stock; or (iii) a successor to an entity that was a Member that continues to own Capital Stock.

“System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Agency on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

“Total Capital” means Retained Earnings, the amount paid-in for Capital Stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

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8.	Establishment of Restricted Retained Earnings

8.1	Segregation of Account

No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.

8.2	Funding of Account

8.2.1	Date on which Allocation Begins

The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.

8.2.2	Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under subsection 8.2.4 below, its Special Contribution Amount) to its Restricted Retained Earnings account.

8.2.3	Treatment of Quarterly Net Losses and Annual Net Losses

In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.

In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.

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8.2.4	Funding at the Special Contribution Amount

If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 8.2.3(i) and (ii)(a) above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Contribution Amount; and (ii) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection 8.2.3(ii)(b). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (ii) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.

8.2.5	Release of Restricted Retained Earnings

If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 8.2.3 is not a reallocation).

8.2.6	No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.

9.	Limitation on Dividends, Stock Purchase and Stock Redemption

9.1	General Rule on Dividends

From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection 8.2.5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 8.2.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

9.2	Limitations on Repurchase and Redemption

From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the FHFA falls below the Bank’s aggregate paid-in amount of Capital Stock.

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10.	Termination of Retained Earnings Capital Plan Amendment Obligations

10.1	Notice of Automatic Termination Event

10.1.1	Action by FHLBanks

If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, “prompt written notice” means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank)execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection 10.1.3).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

10.1.2	Action by FHFA

The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 10.1.1.

If within 60 calendar days after the Bank delivers such a request to the FHFA, or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3) no matter on which day prior to the expiration of the 60 calendar day period the FHFA has provided its written determination.

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such a request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as

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of the date of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

10.1.3	Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection 10.1 may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

10.2	Notice of Voluntary Termination

If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

10.3	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement

10.3.1	Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date; and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.

10.3.2	Consequences of an Automatic Termination Event Declaration Date

If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

10.3.3	Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment

Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 7 through 10 of this Capital Plan shall be deleted.

11.	Treatment of Capital Stock in the Merger

Each share of Capital Stock of the Bank issued and outstanding immediately prior to the Merger Effective Time will, at the Merger Effective Time, automatically and without any further action by the holder of such share, be designated as Class B Stock, of the same subclass as it was immediately prior to the Merger Effective Time.

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Appendix I

Membership Stock Requirement

Each Member is required to purchase and maintain Membership Stock equal to the following:

	Membership Stock Requirement[2]	Minimum Investment Range[1]
		Minimum	Maximum
% of Total Assets	0.12%	0.10%	0.25%
Membership Stock Cap	$10 million	$10 million	$30 million
Membership Stock Floor	$10,000	$10,000	$30,000

Activity Based Stock Requirement

Each Member is required to purchase and maintain Activity Based Stock or Class A Stock issued in accordance with section 2.5 of this Capital Plan equal to the percentage of the book value on the Bank’s books and records of the following transactions as shown in the table below.

Transaction	Activity Based Stock Requirement[2]	Minimum Investment Range[1]
		Minimum	Maximum
Outstanding Advances	4.00%[5]	0.00%	5.00%
Outstanding Acquired Member Assets[3]	4.00%[5]	0.00%	5.00%
Standby Letters of Credit	0.00%	0.00%	0.175%
Advance Commitments	0.00%	0.00%	0.35%
Acquired Member Asset Commitments	0.00%	0.00%	0.60%

Operational Threshold

Each Member is permitted to retain Excess Shares of Activity Based Stock and Class A Stock in an amount not to exceed the following operational threshold, designed to minimize the number of repurchase transactions for the Bank and its Members.

	Current Operational Threshold	Operational Threshold Range[1]
		Minimum	Maximum
Operational Threshold	$0[4]	$0	$250,000

1	Changes to the Minimum Investment and operational threshold ranges constitute amendments to the Capital Plan and requires approval by the Finance Agency.
2	The Board of Directors reviews and adjusts the Membership Stock Requirement, Activity Based Stock Requirement and the Current Operational Threshold within the established ranges, subject to the Member notification requirements in section 2.3. Initial requirements and thresholds that will be applied on the Conversion Date will be disclosed to Members consistent with 12 C.F.R. Section 933.5.
3	Any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the initial Activity Based Stock Requirement.
4	Board of Directors approved change to Current Operational Threshold for Excess Shares of Activity Based Stock effective January 4, 2012.
5	Board of Directors approved change to Activity Based Stock Requirement for Outstanding Advances and AMA from 4.45% to 4.00% effective August 1, 2013.